Exhibit 99.2

A Tale of High Performance Transformation
2020 Annual Report

Total Revenue
(In Millions)



248.2
258.1
268.0
274.1
329.4
16 17 18 19 20

Adjusted Consolidated EBITDA
(In Millions)



73.7
68.7
70.2
76.6
104.3
16 17 18 19 20

Adjusted Return on Equity



15.9%
12.5%
9.7%
9.9%
14.0%
16 17 18 19 20

Adjusted Diluted Earnings Per Share



1.62
1.39
1.17
1.25
1.86
16 17 18 19 20

Total Return 2012-2020 YTD December *

** Total Return includes stock price appreciation and dividend reinvestment*



Carriage Services (CSV): 610%
Service Corporation Int. (SCI): 538%
Russell 3000 Index (RAY): 360%
610%
538%
360%
2012
2013
2014
2015
2016
2017
2018
2019
2020

Shareholder Letter
It is Tuesday, March 2, 2021 as I now begin to write my 2020 Shareholder Letter about Carriage’s record breaking TRANSFORMATIVE HIGH PERFORMANCE in 2020 amidst a “once in a lifetime” Coronavirus Pandemic Crisis in our country and most of the world. I began the 2019 Shareholder Letter, titled TRANSFORMATIVE, a little more than eleven months ago on Sunday, March 29, 2020, which now seems more like eleven lifetimes ago. My 2019 Shareholder Letter did not focus on our 2019 performance, as no one was concerned about our recent yearly performance at the end of last March, and everyone including me was concerned only about how the Coronavirus Pandemic might impact our country, industry and company and most importantly the health and safety of our leaders, employees, client families, personal families and friends during 2020 and thereafter.
No one inside or outside our company knew what to expect given the sudden shock and unknowns related to COVID-19, but many outside Carriage expected the very worst, i.e. that notwithstanding higher volumes of deaths during the pandemic, our revenues, margins, earnings and free cash flow would likely shrink dramatically as mandated social restrictions would be behavioral change catalysts that caused client families to choose mostly direct cremations without service options or lower revenue traditional burials for loved ones lost to death, regardless of the cause. In other words, COVID-19 had the potential to cause the value and importance of funeral and interment rituals that have existed for thousands of years, and therefore the current funeral and cemetery industry operating and consolidation model, to become uneconomic because of lower value and revenue funerals and interments during or even after a COVID-19 “new normal environment.”
Reflective of such a negative perception of our noble business, Forbes Magazine published an article in early April titled, “How The Pandemic Is Killing The Death Business.” I would like to thank Forbes Magazine on behalf of 47 Carriage Senior Leaders for its journalistic contribution toward our common shares plummeting to a Coronavirus Pandemic market crash low of $13.80 on April 16, 2020, which enabled me to create our
Five Year Good To Great II Shareholder Value Creation Incentive Plan using a “base gift price” of $14.38 on May 15, 2020.
But this Shareholder Letter is not primarily about what COVID-19 did for us or to us, but rather what our incredibly courageous and talented leaders and their teams of employees did with and in spite of the pandemic to serve their client families and communities when they were most needed in a time of great fear and danger. This Shareholder Letter is therefore proudly and with great honor dedicated to the leaders and employees of our funeral homes and cemeteries who have been nothing less than inspirational heroes to our Leadership Teams, Houston Support Center Employees and Board of Directors throughout the COVID-19 Pandemic crisis in 2020, which has now continued into 2021.
Theme Letter for 2020 – Transformative High Performance in 2020 / A Tale of Two Companies in 2019
Each year at the beginning of the year I write a Theme Letter to all Managing Partners, Sales Managers, Directors of Support and Houston Support Center Leaders. The Theme Letter announces the aspirational goals and related theme for that year but also importantly reviews those areas of weakness in the prior year that need material improvement in order for Carriage to achieve its stated Mission of Being The Best as an operational, consolidation and value creation platform for the funeral and cemetery industry.
The Annual Theme for 2020 announced in my Theme Letter dated February 18, 2020 was “Carriage Services 2020: Transformative High Performance” after which I stated, “Our company is positioned like never before in our history to have a breakout high performance in 2020 that will kick start another Five Year Good To Great II Journey timeframe during 2020-2024”.
The 2020 Theme Letter content was much more about Carriage as a “Tale of Two Companies” during 2019 and was broken into two parts: Part I being about the Great High Performance Carriage during 2019, and Part II being about the Unacceptable Low Performance Carriage. I began last year’s Theme Letter by making an analogy of Carriage’s 2019 funeral portfolio performance (75% of revenues and historically the dominant driver of our performance) as a “Tale of Two Companies” when compared to the famous book by CARRIAGE SERVICES 2020 Annual Report Page 1

Charles Dickens in 1859 titled, “A Tale of Two Cities”, a historical novel set in London and Paris before and during the French Revolution in the timeframe of 1775 – 1792. This work of historical fiction is regularly cited as the bestselling novel of all time and covers London at a time when it was flourishing as a center of learning and commerce at the height of the British Empire, while Paris was collapsing into the French Revolution and the Reign of Terror that followed.
Shown below are vivid descriptions of each city during the period:
A Tale of Two Companies LONDON Best of Times Age of Wisdom Epoch of Belief Season of Light Spring of Hope Everything Before Us HIGH PERFORMANCE CSV PARIS Worst of Times Age of Foolishness Epoch of Disbelief Season of Darkness Winter of Dispair Nothing Before Us LOW PERFORMANCE CSV HIGH PERFORMANCE CSV LOW PERFORMANCE CSV
Needless to say, the analogy above was meant to motivate Managing Partners of funeral homes that were low performing in 2019 to join our many high performing Managing Partners of funeral businesses experiencing the “Best of Times” in London, as together with the Managing Partners and Sales Managers of our cemetery portfolio, we could achieve a breakout year in 2020 of TRANSFORMATIVE HIGH PERFORMANCE. Sadly and incredulously, the above analogy for Paris would become only a few weeks later a tragic metaphor for families, industries, companies and countries as the Coronavirus Pandemic spread around the world from Wuhan, China. Never could I have guessed, much less predicted, that such a deadly, fearful and unknowing environment would produce a “Proof of Concept” year of High Performance Transformation for the high performance ideas and concepts we have been evolving at Carriage starting with our Standards Operating Model in 2003 and which now represent all the elements and linkages of our High Performance Culture Framework for operating and consolidating the highly fragmented funeral and cemetery industries.
Our funeral and cemetery portfolio performances in 2020, especially and increasingly during the second half of the year, were reflective of only High Performance Carriage with no hint of Low Performance Carriage taking up a seat on our accelerating Good To Great Journey II Bus. As the year progressed, we made the insight that one great business to have been in just prior to and immediately after the initial shock in mid-March of the COVID-19 Pandemic would have been the moving business from Paris to London! Almost all of our low performance businesses moved to join our high performing leaders and businesses in London –and committed to NEVER MOVING BACK!
Carriage’s future is perfectly captured by the vivid descriptions above of London, as our leaders are passionately committed to an “Epoch of Belief in Themselves, Belief in Each Other and Belief in the Power of People Through Individual Initiative and Teamwork,” which together has created an
Unbreakable Union of Belief that after thirty years of innovative business model and organizational development evolution we have entered the “Best of Times with Everything Before Us.”
Page 2 CARRIAGE SERVICES 2020 Annual Report

After completing this Shareholder Letter, you should have a better understanding of the meaning to and excitement of the leadership and employees of our company related to our 2021 Theme shown below:
CARRIAGE SERVICES 2021: ACCELERATING HIGH PERFORMANCE FLYWHEEL EFFECT!
We often say that “The Data Don’t Lie,” but that organizing highly transparent operating and financial data in the right patterns and sequence over both shorter and longer term periods will enable anyone seeking the “Truth About What’s Going On” to derive deeper insights and understanding into the past, present and future performance of our company. Shown below and on the following pages are comparative 2020 and 2019 financial performance highlights for full year 2020, comparative Year To Date (two months) February 2021 performance highlights, the Three Year Trend Report ending December 31, 2020, the Five Quarter Trend Report ending December 31, 2020 and our updated and increased Two Year Roughly Right Scenario ending
December 31, 2022.
A TALE OF HIGH PERFORMANCE TRANSFORMATION will be told in two parts.
Part I will be a journey through all the high performance data related to our transformation since September 12, 2018 and my interpretation of the data through Page 10 of this letter, after which you will then be prepared for Part II of “A Tale of High Performance Transformation” of Carriage beginning on Page 11.
PART I. THE DATA DON’T LIE – A TALE TOLD WITH HIGH PERFORMANCE DATA
Year Ended December 31, 2020 versus Year Ended December 31, 2019
Record Total Revenue of $329.4 million compared to $274.1 million, an increase of 20.2%;
Record Total Field EBITDA of $141.9 million compared to $109.8 million, an increase of 29.3%;
Record Total Field EBITDA Margin of 43.1% compared to 40.0%, an increase of 310 basis points;
Record Adjusted Consolidated EBITDA of $104.3 million compared to $76.6 million, an increase of 36.1%;
Record Adjusted Consolidated EBITDA Margin of 31.6% compared to 27.9%, an increase of 370 basis points;
Record Adjusted Diluted EPS of $1.86 compared to $1.25, an increase of 48.8%;
Record Adjusted Free Cash Flow of $70.0 million compared to $38.8 million, an increase of 80.3%;
Record Adjusted Free Cash Flow Margin of 21.2% compared to 14.2%, an increase of 700 basis points;
Record Total Debt reduction of $72.9 million equal to 13.7% from $534 million on January 3, 2020 (peak debt after Oakmont acquisition) to $461.1 million on December 31, 2020.
Total Debt of $461.1 million at December 31 to 2020 Adjusted Consolidated EBITDA of $104.3 million equal to 4.4 times compared to Total Peak Debt of $534 million at January 3rd, 2020 to Trailing Four Quarter
EBITDA (proforma for three acquisitions in fourth quarter 2019 and one on January 3, 2020) of $89.0 million at December 31, 2019 equal to 6.0 times, a decline of 1.6 turns of leverage during 2020;
Net Income of $16.1 million, an increase of $1.6 million equal to 10.7%; and
GAAP Diluted EPS of $0.89, an increase of $0.09 per share equal to 11.3%.
YTD February 2021 Comparative Results
Record Same Store Funeral Contracts of 7,734, an increase of 29.2%;
Record Total Revenue of $65.7 million, an increase of 26.9%;
Record Total Field EBITDA of $32.2 million, an increase of 58.9%;
Record Total Field EBITDA Margin of 49.0%, an increase of 980 basis points;
Record Adjusted Consolidated EBITDA of $25.2 million, an increase of 77.2%;
Record Adjusted Consolidated EBITDA Margin of 38.3%, an increase of 1,090 basis points;
Record Adjusted Net Income of $11.7 million, an increase of 212.9%;
Record Adjusted Diluted Earnings Per Share of $0.64, an increase of 220.0%;
Estimated Adjusted Free Cash Flow of $13.8 million, an increase of 91.4%;
Estimated Adjusted Free Cash Flow Margin of 21.1%, an increase of 710 basis points;
Estimated Total Net Debt outstanding as of March 19, 2021 of $441.8 million; and
Estimated Total Net Debt to Rolling Twelve Month Adjusted Consolidated EBITDA of $115.2 million equal to 3.83 times.
CARRIAGE SERVICES 2020 Annual Report Page 3

Never during my experience building Carriage over the last thirty years could I have imagined that we would ever achieve a two month period of comparative performance from our existing portfolio of operating businesses (no new acquisitions) during which record milestone performances included Total Revenue up 26.9%, Total
Field EBITDA up 58.9%, Adjusted Consolidated EBITDA up 77.2%, Estimated Adjusted Free Cash Flow up
91.4%, and Adjusted Diluted EPS up 220.0% to $0.64. And our Total Debt to EBITDA Leverage Ratio plunged from 4.4 times at year end 2020 to 3.83 times on March 19, 2021.
While all five of our field operating and financial reporting segments had huge year over year performance increases, the two superstar segments were Same Store Funeral and Acquisition Cemetery, which combined to contribute 82.4% of incremental revenue and 79.1% of incremental Field EBITDA. Section VI, profiling the four transformational acquisitions we made at the end of 2019 covered on Pages 29-33, will highlight and explain the rapidly accelerating performance of both our acquisition funeral and cemetery portfolios.
Beginning in December 2020 we experienced a spike in deaths broadly across our portfolio of funeral homes and cemeteries in 26 states, but the epicenter of the much higher COVID-19 outbreak of infections and deaths has been and continues to be in California, as has been reported by the national media. Given our large portfolio of first class businesses in both Northern and Southern California, the tragic outbreak of COVID-19 deaths in California has been producing a material increase in our overall performance. But while the California impact has been extreme, our Central and Eastern Region businesses have also been experiencing substantially and broadly higher volumes, revenues and margins as reflected in the incredulous 49.0% Total Field EBITDA Margin for YTD February (ALMOST HALF of Record Revenue), up 980 basis points from last year.
Our peak seasonal period for deaths has historically been the December to March flu season with varying degrees of severity depending on the strain of flu and effectiveness of the flu vaccine created and modified annually as a health defense to that year’s flu strain. We have no reports of flu impacting the current spike in deaths; and at this point in the COVID-19 Pandemic, it is difficult to know how the various vaccines will impact the much higher death rates we have been experiencing across most of our portfolio compared to pre-COVID-19 historical patterns. We also don’t yet know how effective the MODERNA, PFIZER, JOHNSON
& JOHNSON, etc., vaccines will be against the highly contagious and potentially more deadly Coronavirus variants from the U.K., South Africa and Brazil which have been spreading rapidly in the U.S., and when or whether death rates will return to normal seasonal patterns and long term trends during 2021 and thereafter.
After we report our record first quarter, we will update and increase the Roughly Right Two Year Scenario section on Page 10 that includes 2021 and 2022 to reflect the broadly higher performance we are currently achieving in all five operating and financial reporting segments. There is a view within the scientific community and among some deathcare industry experts that the Coronavirus in some form will regretfully become endemic, which would likely cause annual death rates in the future to normalize at a higher level than over the last 15-20 years. The death data from COVID-19 over the past year tragically indicates that 70% to 80% of deaths were in Americans over 70 years of age, a reflection of the large baby boomer population who have been shown to be the most vulnerable segment of our country and the reason nursing homes and assisted living facilities experienced a large percentage of COVID-19 deaths.
Regardless of how this future unknown level of death rates evolves, our company has enough known drivers of high performance in 2021 and thereafter that we can control to make us confident in our ability to achieve and sustain record high financial performance through the Five Year Good To Great II Journey timeframe ending on December 31, 2024.
Page 4 CARRIAGE SERVICES 2020 Annual Report

THREE YEAR OPERATING AND FINANCIAL TREND REPORT HIGHLIGHTS

(000's except for volume, averages & margins)	2018	2019	2020	2 Year VAR %
Funeral Same Store Contracts	30,999	31,729	35,815	15.5%
Average Revenue Per Contract[1]	$5,447	$5,323	$5,020	-7.8%
Funeral Same Store Burial Contracts	12,246	12,085	12,984	6.0%
Funeral Same Store Burial Rate	39.5%	38.1%	36.3%	-8.2%
Average Revenue Per Burial Contract	$9,145	$9,166	$8,899	-2.7%
Funeral Same Store Cremation Contracts	16,345	17,165	20,313	24.3%
Funeral Same Store Cremation Rate	52.7%	54.1%	56.7%	7.6%
Average Revenue Per Cremation Contract	$3,514	$3,385	$3,188	-9.3%
Funeral Same Store Preneed Ratio	18.4%	17.9%	17.2%	-6.6%
Funeral Same Store Revenue	$168,835	$168,884	$179,779	6.5%
Funeral Same Store EBITDA	$64,390	$65,109	$74,817	16.2%
Funeral Same Store EBITDA Margin	38.1%	38.6%	41.6%	9.1%
Funeral Acquisition Revenue	$21,229	$27,547	$46,897	120.9%
Funeral Acquisition EBITDA	$7,394	$10,579	$18,617	151.8%
Funeral Acquisition EBITDA Margin	34.8%	38.4%	39.7%	14.0%
Cemetery Same Store Revenue	$44,805	$49,218	$51,694	15.4%
Cemetery Same Store EBITDA	$13,872	$17,118	$19,469	40.3%
Cemetery Same Store EBITDA Margin	31.0%	34.8%	37.7%	21.6%
Cemetery Acquisition Revenue	---	$295	$17,583	N/A
Cemetery Acquisition EBITDA	---	$73	$7,128	N/A
Cemetery Acquisition EBITDA Margin	---	24.7%	40.5%	N/A
Total Financial Revenue	$15,758	$15,839	$19,735	25.2%
Total Financial EBITDA	$14,209	$14,235	$18,404	29.5%
Total Financial EBITDA Margin	90.2%	89.9%	93.3%	3.4%
Total Revenue	$267,992	$274,107	$329,448	22.9%
Total Field EBITDA	$104,313	$109,767	$141,942	36.1%
Total Field EBITDA Margin	38.9%	40.0%	43.1%	10.7%
Adjusted Consolidated EBITDA	$70,192	$76,587	$104,250	48.5%
Adjusted Consolidated EBITDA Margin	26.2%	27.9%	31.6%	20.8%
Adjusted Diluted EPS	$1.17	$1.25	$1.86	59.0%
Adjusted Free Cash Flow	$42,739	$38,795	$69,963	63.7%
Adjusted Free Cash Flow Margin	15.9%	14.2%	21.2%	33.3%

(1) Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue.

Carriage's **High Performance Transformation** began on September 12, 2018 and has continued continuously over the last two and one half years, as shown in the Three Year Trend Report Highlights shown above. Our performance turnaround year in 2019 was only partially completed, as only two of our five operating and financial profit centers showed significant improvement over 2018, i.e. our Funeral Acquisition Portfolio (acquired in last five years) and our Cemetery Same Store Portfolio. The largest profit center, our Funeral Same Store Portfolio, was essentially flat from 2018 to 2019, leading to my analogy in the 2020 Theme Letter of its 2019 Performance as "**A Tale of Two Companies**."

CARRIAGE SERVICES *2020 Annual Report* Page 5

Our operating leaders continued to focus on topgrading leadership talent and on turning around low performing businesses in the second half of 2019 through the first quarter of 2020. We also completed four large, high quality strategic market acquisitions at the end of 2019 which were expected to add about $50 million of high margin revenue when full integration was completed, thereby achieving a critical mass of over $300 million of revenue ideal for leveraging by our operating and consolidation platform into higher margin levels of
Consolidated EBITDA and Free Cash Flow. Because of all the work since September 2018 in preparation for a year of Transformative High Performance in 2020, we were as prepared as possible for the sudden shock of the Coronavirus Pandemic.
As shown by our Transformative High Performance in 2020, each of our five operating sectors achieved historical record Revenues, Field EBITDA and Field EBITDA Margins, which were leveraged through our platform overhead and capital structure into record Adjusted Consolidated EBITDA of $104.3 million, up
36.1% from 2019, and record Adjusted Free Cash Flow of $70.0 million, up 80.3% from 2019. Our Adjusted
Consolidated EBITDA Margin of 31.6% was up 370 basis points from 2019, achieving to our knowledge the highest cash earning power per dollar of revenue ever achieved in the sixty year public company history of consolidation of our industry.
One of the primary reasons for the unorthodox and highly transparent nature of our Five Year (only three years shown above due to the timeframe of our High Performance Transformation) and Five Quarter Trend Reports is to educate investors on the distinct trends over time of what we refer to as Value Creation Financial Leveraging Dynamics within the Carriage Operating and Consolidation Platform. Our Same Store Funeral and Cemetery Portfolios are comprised of businesses that have been owned for five years rather than the customary one year for most multi-store enterprises, which enables an investor to follow over a long period of time the value creation operating leverage financial dynamics, as modestly compounding revenues over the high fixed costs nature of our individual businesses produces higher compounded growth rates in Field EBITDA as Field EBITDA Margins increase over time.
For example, our Same Store Funeral Revenue in 2020 increased $10.9 million equal to 6.5% over 2019, which produced an increase of $9.7 million in Same Store Funeral EBITDA equal to 14.9% over 2019, as the inherent operating leverage along with skilled margin management (one of our Performance Standards weighted 15%) by our Managing Partners converted 89% of the additional revenue into Field EBITDA, which produced a record Same Store Funeral EBITDA Margin of 41.6% in 2020 compared to 38.6% in 2019, an increase of 300 basis points.
The high performance concept of keeping a newly acquired business in the acquisition portfolio for five years is simple and relevant for two reasons. First, integrating a newly acquired business into Carriage’s framework of support and being governed by a unique Standards Operating Model takes time for a Managing Partner to learn, fully understand and successfully execute at a high level of Being The Best Standards Achievement, which are linked to the most generous annual and five year incentive programs for our Managing Partners in the sixty year history of funeral and cemetery consolidation.
Secondly, a five year holding period enables investors to follow the success of our acquisition and capital allocation program utilizing our Strategic Acquisition Model, which is defined by Strategic Criteria designed to identify, accurately assess a “roughly right range” of future performance over five to ten years, and therefore assess a fair value for both buyer and seller. This model well executed will enable Carriage to acquire selectively only larger, high quality businesses in the best remaining markets across the country. By doing so successfully over time, our entire portfolio should take on the higher revenue and earnings growth characteristics of the acquisition portfolio, i.e. higher organic revenue growth at higher Field EBITDA Margins than in prior years of our performance history. Section VI on Pages 29-33 highlights this concept using highly transparent performance data from our four acquisitions at the end of 2019.
Page 6 CARRIAGE SERVICES 2020 Annual Report

FIVE QUARTER OPERATING AND FINANCIAL TREND REPORT HIGHLIGHTS

(000's except for volume, averages & margins)	4TH QTR 2019	1ST QTR 2020	2ND QTR 2020	3RD QTR 2020	4TH QTR 2020
Funeral Same Store Contracts	8,156	8,625	8,647	8,874	9,669
Average Revenue Per Contract (1)	$5,251	$5,108	$4,855	$4,987	$5,118
Funeral Same Store Burial Contracts	3,038	3,165	3,121	3,132	3,566
Funeral Same Store Burial Rate	37.2%	36.7%	36.1%	35.3%	36.9%
Average Revenue Per Burial Contract	$9,179	$9,032	$8,656	$8,913	$8,981
Funeral Same Store Cremation Contracts	4,471	4,771	4,977	5,114	5,451
Funeral Same Store Cremation Rate	54.8%	55.3%	57.6%	57.6%	56.4%
Average Revenue Per Cremation Contract	$3,324	$3,257	$3,036	$3,234	$3,223
Funeral Same Store Preneed Ratio	17.9%	16.9%	17.1%	17.4%	17.4%
Funeral Same Store Revenue	$42,827	$44,060	$41,983	$44,252	$49,484
Funeral Same Store EBITDA	$16,723	$17,081	$17,808	$18,148	$21,780
Funeral Same Store EBITDA Margin	39.0%	38.8%	42.4%	41.0%	44.0%
Funeral Acquisition Revenue	$8,414	$11,522	$11,337	$11,702	$12,336
Funeral Acquisition EBITDA	$3,119	$4,228	$4,672	$4,699	$5,018
Funeral Acquisition EBITDA Margin	37.1%	36.7%	41.2%	40.2%	40.7%
Cemetery Same Store Revenue	$12,061	$10,906	$11,611	$14,393	$14,784
Cemetery Same Store EBITDA	$4,158	$3,167	$3,656	$6,175	$6,471
Cemetery Same Store EBITDA Margin	34.5%	29.0%	31.5%	42.9%	43.8%
Cemetery Acquisition Revenue	$295	$2,799	$4,055	$5,220	$5,509
Cemetery Acquisition EBITDA	$73	$827	$1,434	$2,335	$2,532
Cemetery Acquisition EBITDA Margin	24.7%	29.5%	35.4%	44.7%	46.0%
Total Financial Revenue	$4,116	$4,236	$4,682	$5,591	$5,226
Total Financial EBITDA	$3,709	$3,819	$4,456	$5,242	$4,887
Total Financial EBITDA Margin	90.1%	90.2%	95.2%	93.8%	93.5%
Total Revenue	$71,149	$77,490	$77,477	$84,393	$90,088
Total Field EBITDA	$28,613	$30,094	$33,221	$37,309	$41,318
Total Field EBITDA Margin	40.2%	38.8%	42.9%	44.2%	45.9%
Adjusted Consolidated EBITDA	$19,183	$22,840	$25,444	$27,666	$28,300
Adjusted Consolidated EBITDA Margin	27.0%	29.5%	32.8%	32.8%	31.4%
Adjusted Diluted EPS	$0.28	$0.35	$0.45	$0.51	$0.57
Adjusted Free Cash Flow	$7,214	$12,607	$17,878	$27,608	$11,870
Adjusted Free Cash Flow Margin	10.1%	16.3%	23.1%	32.7%	13.2%

(1) Excludes Preneed Funeral interest earnings reflected in Total Financial Revenue.

The Five Quarter Trend Report above captures the amazing **High Performance Transformation** in our company over the fifteen month period from September 30, 2019 to December 31, 2020.

CARRIAGE SERVICES *2020 Annual Report* Page 7

We added more detailed contract data to the Funeral Same Store Section for highly relevant additional transparency over this fifteen month period that shows the initial shock and impact from the Coronavirus
Pandemic to our funeral revenue averages in March, then the peak negative impact on revenue averages in the second quarter with a trend toward normalization of revenue averages reflected in the third quarter. The fourth quarter reflects a huge spike in deaths beginning in December 2020 that contributed 1,016 (up 35.7%) or two-thirds of the increase of 1,513 (18.6%) in Same Store Funeral Contracts in the fourth quarter of 2020 over fourth quarter 2019.
Even as the COVID-19 Pandemic has recently caused a new and higher spike in deaths along with renewed mandated social restrictions, our Funeral Managing Partners and their teams of employees performed an increasing number of traditional funerals both in absolute terms and as a percentage of total funerals. The ability by our Funeral Managing Partners to adapt quickly and effectively in the fourth quarter to rapidly changing local conditions was a function of learning how best to safely innovate during the early months of the pandemic, reflecting the entrepreneurial leadership skills that produced a same store average revenue per funeral contract of $5,118 in the fourth quarter of 2020, higher than any quarter during 2020 and only 2.5% lower than the $5,251 in the pre-COVID fourth quarter of 2019.
Maybe even more impressive was that our Cemetery Same Store EBITDA Margin of 43.8% in the fourth quarter almost equaled the all time record high 44.0% Funeral Same Store EBITDA Margin also achieved in the fourth quarter, but what was “mind blowing” to all our operating and Executive Team leaders was that our Cemetery Acquisition EBITDA Margin of 46.0% in the fourth quarter exceeded our Funeral Acquisition EBITDA Margin of 40.7% by 530 basis points. Our atneed cemetery performance was meaningfully and broadly higher because of the COVID-19 elevated death rate while our cemetery preneed property sales were no doubt dampened by the increased restrictive social mandates in some of our largest markets.
Yet in spite of the social restrictions, our Cemetery Same Store Preneed Property Revenue in the fourth quarter of 2020 was amazingly 26.7% higher than 2019 while Same Store Preneed Margin (Dollars) was
45.9% higher due to an increase of 690 basis points in the Preneed Margin Percentage from 52.4% to 59.3% of Same Store Total Preneed Property Revenue. Moreover, when the higher Same Store Cemetery preneed sales and margin performance is combined with our higher atneed performance, the Same Store Cemetery Total Operating Revenue in the fourth quarter was $14.8 million or 22.6% higher than 2019, while Same Store Cemetery EBITDA was $6.5 million or 55.6% higher than 2019 because of a 930 basis point increase in Same Store Cemetery EBITDA Margin to 43.8% from 34.5% in 2019. Such outstanding performance in our Same Store Cemetery portfolio is reflective of the inherent operating leverage of significantly higher revenue flowing through the mostly fixed costs of each business which was optimized by the management skills of our Cemetery Managing Partners.
From an operational and financial perspective, when our Executive Team saw that our Total Field EBITDA Margin in the fourth quarter was 45.9% (almost HALF of Total Revenue!) on record revenue of $90.1 million, we were first almost in disbelief, which quickly turned to being humbled, honored and inspired by the breadth and depth of such amazing work by highly motivated and skilled leaders and employees throughout our highly diverse (size, geography, revenue profile) portfolio of funeral homes and cemeteries under incredibly harsh local environments. To have so many High Performance Heroes in our company during a tragic COVID-19 Pandemic courageously serving client families and communities when they are needed the most is truly a milestone achievement for a company whose Mission is Being The Best.
Page 8 CARRIAGE SERVICES 2020 Annual Report

Updated Milestone Two Year Scenario
Our updated Milestone Two Year Scenario shows significantly higher performance expectations through 2022 because of the broad improvements across our funeral and cemetery portfolios during 2020 and a planned $400 million bond refinancing on or before June 1, 2021. Much of the higher performance was in spite of the pandemic and severe social distancing restrictions and limits on gatherings, especially our record preneed property sales during the latter part of the year that have continued into 2021.
We believe it is important to provide the investment community with our best ‘Roughly Right Ranges’ view of our future performance regardless of the uncertainty that may exist in the world around us, as we wear as a badge of High Performance Honor that we never withdrew our Three Year Scenario during the initial peak period of Coronavirus Pandemic uncertainty. After initially lowering the 2020 ranges after our first quarter earnings release on May 19, 2020, we began to raise the performance ranges but not fast enough to catch up with our increasing record 2020 performance metrics during the balance of the year, which exceeded those for 2022 in our initial forecast and led to Carriage raising its dividend twice during the pandemic (May and October).
The updated two year scenario on the next page does not include any new acquisitions but does include the impact of our planned divestitures and the completion of a planned refinancing transaction of our high yield notes by June 2021. As stated earlier, we will update and increase the Milestone Two Year Scenario after our record first quarter results. The major takeaways from the updated Milestone Two Year Scenario are:
Improved operating and financial performance expectations through 2022 driven by:
Continuation of Same Store Funeral market share gains with improvement in our average revenue per contract, particularly cremations;
Higher growth rates in preneed cemetery property sales beginning in 2021 and accelerating in 2022 at higher Cemetery Field EBITDA Margins;
Successful integration of the four recent strategic acquisitions leading to improved performance expectations compared to our initial expectations;
Full impact of our trust fund repositioning strategy resulting in a significant and sustainable increase in Financial Revenue and EBITDA; and
Substantially lower cash interest costs from our planned senior notes refinancing during the second half of 2021 and full year 2022.
CARRIAGE SERVICES 2020 Annual Report Page 9

UPDATED TWO YEAR SCENARIO

Performance Metric	2019A	2020A	2021	2022	3 Year Midpoint CAGR
Total Revenue	$274.1	$329.4	$330 - $338	$335 - $345	7.5%
Total Field EBITDA	$109.8	$141.9	$143 - $148	$146 - $152	10.7%
Total Field EBITDA Margin	40%	43.1%	43.0% - 44.0%	43.5% - 44.5%	3.2%
Adjusted Consolidated EBITDA	$76.6	$104.3	$104 - $110	$108 - $114	13.2%
Adjusted Consolidated EBITDA Margin	27.9%	31.6%	31.5% - 32.5%	32.0% - 33.0%	5.2%
Adjusted Diluted EPS	$1.25	$1.86	$2.25 - $2.35	$2.45 - $2.65	26.7%
Adjusted Free Cash Flow	$38.8	$70.0	$63 – $67	$67 - $71	21.8%
Adjusted FCF Margin	13.6%	21.2%	19.0% - 20.0%	20.0% - 21.0%	14.6%
Total Debt Outstanding (1)	$534(2)	$461.1	$420 - $430(3)	$365 - $375	(13.5)%
Total Debt to EBITDA Multiple	7.0(1)	4.4	3.8 - 4.0	3.2 – 3.4	N/A

(1) Includes 2020 EBITDA for acquisitions.
(2) Jan 3, 2020 Acquisition of Oakmont and peak debt.
(3) Doesn't include approximately $20 million prepayment premium on planned $400 million Senior Notes Refinancing

After the planned refinancing of our senior notes on or before June 1, 2021, we will have completely transformed all parts of our company into a sustainable and predictable shareholder value creation platform for the future by savvy, flexible and wise capital allocation to optimize the intrinsic value of each CSV share over time. When we report our full year 2021 performance results in February 2022, hopefully after the tragedy of COVID-19 is behind our country and the world, we will produce another Three Year Roughly Right Scenario for the 2022-2024 timeframe. This time we will also include multiple scenarios relating to various capital allocation assumptions and the application of benchmark valuation methodologies to our increasing performance metrics which will reflect a range of CSV share price levels over the three year period that closely align with the higher 30% to 40% five year compounded CSV share price return categories in our **Good To Great II Shareholder Value Creation Incentive Plan**.

I began **Part I** of **A TALE OF HIGH PERFORMANCE TRANSFORMATION** by saying that "**The Data Don't Lie!**" After reviewing **A TALE TOLD WITH HIGH PERFORMANCE DATA**, Mr. Forbes of Forbes Magazine found Carriage's 2020 **TRANSFORMATIVE HIGH PERFORMANCE** so compelling that he changed his opinion about the pandemic killing our business, and instead promoted Carriage to 97th on the **Forbes 2021 List of America's 100 Best Small Companies**. I would like to thank Mr. Forbes once again, as the ranking of only 97 inspired Carriage's 2021 Theme:

CARRIAGE SERVICES 2021: ACCELERATING HIGH PERFORMANCE FLYWHEEL EFFECT!

The promotion has "highly motivated" our leadership teams across the company to a "Come Hell or Highwater Commitment" of **ACCELERATING Carriage's Good To Great II Journey To Become Number One On Forbes' List of America's 100 Best Small Companies by December 31, 2024!**

Page 10 CARRIAGE SERVICES *2020 Annual Report*

PART II – A TALE OF HIGH PERFORMANCE TRANSFORMATION
“A Tale of High Performance Transformation” for Carriage began on Wednesday, September 12, 2018 after our August 2018 financials reflected NO PROFIT earned in the month of August 2018. The last major element of our transformation process will be completed after we refinance our $400 Million of senior notes on or before their first call date of June 1, 2021, which ironically will be the thirtieth year anniversary of the founding of Carriage Services on June 1, 1991.
Our step by step transformation story over the past two and one half years has been comprehensively documented in my 2018 and 2019 Shareholder Letters and especially during 2020 in our earnings releases dated February 19, 2020, May 19, 2020, July 28, 2020, October 27, 2020 and February 17, 2021. So Part II of the Shareholder Letter will include substantive sections from those public materials but also add for perspective additional “meat on the bone” when it’s believed to be helpful for a deeper understanding of our company.
Primary Drivers of HIGH PERFORMANCE in 2020 and Future Years Page
I. High Performance Culture Concept: First Who, Then What; 12-20
II. Background History to Good To Great II Shareholder Value Creation Incentive Plan; 20-22
III. Good To Great II Five Year Shareholder Value Creation Incentive Plan; 23-24
IV. Adaptation, Entrepreneurialism and Innovation Amidst Coronavirus Pandemic; 24-26
V. Cemetery High Performance Culture Sales Organization; 27-29
VI. Consolidation Platform Transformative Acquisitions; 29-33
VII. Free Cash Flow and Leverage; 34
VIII. Senior Notes Refinancing and Capital Allocation; 34-35
IX. Preneed Trust Fund Repositioning Strategy: Never Waste a Market Crash and Panic; 36-40
X. Carriage Good To Great Flywheel; 41-42
XI. Observations about 2020 and the Evolution of our Standards Operating Model; 42-44
XII. Who and What Really Matters. 44-49
CARRIAGE SERVICES 2020 Annual Report Page 11

I. High Performance Culture Concept: First Who, Then What
Jim Collins published his famous book Good To Great in 2001, yet we did not believe we were good (enough) to launch our first Five Year Good To Great Journey until the end of 2011. Since then we have focused relentlessly on the simple high performance culture concept of First Who, Then What to get the Right Who’s on the Carriage Good To Great Journey Bus, get the Wrong Who’s off the Bus, and then get the Right Who’s in the Right Seats on the Bus: BEFORE stepping on the gas and accelerating toward our Good To Great Journey Destination.
As we learned the hard way in 2017 and 2018, writing the above concept down is easy, but getting it mostly right most of the time is extraordinarily difficult to sustain over many years. But it works performance magic when you do get it right, the most recent example being the Tom Brady led Tampa Bay Buccaneers winning the Super Bowl over the Kansas City Chiefs and their $500 million superstar magician quarterback Patrick Mahomes. I heard over and over in both the pregame activities and during the game that when Brady chose to go to the Buccaneers one year ago after winning six Super Bowls and becoming the Greatest Quarterback
Of ALL Time (GOAT) with the New England Patriots, he had assessed the players and coaches and believed they lacked only one thing to become a perennial winner – A CHANGE IN THEIR MINDSET and CULTURE so that LOSING was unacceptable and WINNING was the only option.
When I had to step back into leading operations in September 2018, I found that the operating leaders whom I had promoted had lost the high performance followship of our winning leaders and teams across our portfolio, and had therefore lost the winning mindset and cultural edge and alignment needed to produce broadly higher and sustainable performance in our portfolio. First Who, Then What works just as powerfully in a negative direction when you have the Wrong Who’s responsible for leading a group of Right Who’s. It was my
First Who, Then What mistake that let our people become demoralized, so it was my duty to make it right with the help of many aligned leaders and employees. Losing was unacceptable, failure was not an option and becoming a Carriage Being The Best TEAM of WINNING TEAMS again across our portfolio was the only option.
When we turned for help in finding a large number of Right Who A Player operating leaders at all levels of the company to replace the Wrong Who’s from their seats on the Carriage Good To Great Journey Bus, Jason Buchbinder stepped up big time as head of our High Performance Talent Acquisition Program. Jason had joined Carriage only six months earlier on March 12, 2018 after twelve years of broad operating experience in our industry with another consolidation company.
What Jason has achieved in collaboration with our Operating Leaders and Executive Team Members since
September 2018 has itself been transformative to the very nature of our definition of Carriage as a high performance culture company that just happens to be in the funeral and cemetery industry. He has mastered the art of getting the high performance culture concept of First Who, Then What to be The RIGHT WHO A PLAYER with almost every opportunity for High Performance Talent Acquisition that he handles, especially
Directors of Support, Managing Partners, Sales Managers, Funeral Arrangers and Preneed Sales Counselors.
It is an honor indeed to have him as one of the 47 key leader participants in our Good To Great II Five Year Shareholder Value Creation Incentive Plan.
Since September 2018 we have been through a difficult and sequential two and one half year process of assessing at each level of leadership the two primary leadership characteristics required to build and sustain a high performance culture company that just happens to be in the funeral and cemetery industry.
4E’s of Leadership that produce high and sustainable performance; and
Being The Best Mission / Five Guiding Principles 360 Cultural Alignment Assessment.
As a result of this long and carefully designed process full of difficult people decisions, Carriage now has high performance leadership talent at all levels that are more skilled and aligned than at any time in our history.
Page 12 CARRIAGE SERVICES 2020 Annual Report

For those of us with a leadership seat on the Good To Great II Journey Bus, we simply shake our heads in amazement no less than weekly and sometimes on a daily basis at the transformation of leadership talent into high performance cultural alignment and collaboration since only 2018, which is the number one reason our company executed a year of Transformative High Performance in 2020.
I will briefly summarize the current profile of our organizational leadership structure together with the degree of topgrading of talent since 2018 by category.
A. Board of Directors.
Almost overnight after the Sarbanes-Oxley Act of 2002 was passed by Congress and became the law of the land in response to highly publicized financial scandals at Enron and WorldCom, an army of
“Good Governance Experts” sprang up and evolved over time into a huge and powerful industry. The purpose was to crack down on corporate accounting and other forms of fraud, and specifically to hold
CEO’s accountable for any wrongdoing.
To my knowledge after almost twenty years, not a single CEO has been convicted and held accountable for fraud under Sarbanes-Oxley, including during the financial meltdown of Lehman Brothers, Bear Stearns, Washington Mutual and others in 2007/2008/2009. Yet the army of Good Governance Experts are alive and well and more powerful than ever, especially related to who and what constitutes a highly effective Board of Directors.
Shown below are the three characteristics we list in our proxy that define an ideal Board Member for Carriage:
A deep, genuine belief, understanding and commitment to our Being The Best Mission Statement and Five Guiding Principles;
Business and investment savvy, including an owner-oriented attitude and conviction that we have evolved into a superior stockholder value creation investment platform and therefore represent a superior long term investment opportunity; and
An ability to make a meaningful contribution and engagement to our Board’s oversight of all elements and linkages of our High Performance Culture Framework.
We currently have six independent directors and one Advisor to the Board with a brief description of why each is an ideal fit and brings value from experience and diversity of thought to Carriage’s Board shown below.
1. Don Patteson. Don is Chairman of our Audit Committee. I first met Don in 1990 when we were both CEO’s turning around two separate Rent-To-Own companies for GE Capital. We later were partners in a successful venture to consolidate highly fragmented industries until I got the separate full time chance to start Carriage while Don consolidated the business forms industry and I was a shareholder and served on his Board. Don joined our Board in August
2011 immediately before our first Five Year Good To Great Journey and completely understands the uniqueness and culture of Carriage related to our leadership and people.
He is a wonderful Board Member with great wisdom and judgement and is the largest Carriage Shareholder among our Board Members.
2. Barry Fingerhut. I first met Barry in 1995 when his venture capital company in New York did a pre-IPO funding for additional growth, but I told him that I wouldn’t take his money without him joining our Board and adding personal value to me as a “beginner public company CEO” with his knowledge of public markets. He resigned in late 1999 after he and his partners sold their investment firm but rejoined in March 2012 after he had moved from New York to Phoenix and started an online education company where he serves as CEO.
CARRIAGE SERVICES 2020 Annual Report Page 13

Barry is Chairman of our Compensation Committee. Barry fully understands that the Carriage of 2021 has only three elements that are the same as the Carriage of the 1990’s: the industry, the name and me! I would debate that last element, as my thinking and knowledge today has no correlation to my weak thinking and lack of knowledge in the 1990’s, which I explained in my 2016 Shareholder Letter. Barry is a wonderful Board Member whose institutional memory of our company is priceless.
3. Bryan Liebman. Bryan joined our Board in 2015 and is our Lead Director. I first met Bryan around 2001 soon after he joined his family’s travel business after dropping out of his last year of residency to become a urology surgeon. I had begun to use FROSCH Travel to coordinate our annual Pinnacle Trips to special places for the top performing Managing Partners of our businesses, while Bryan had begun to consolidate the highly fragmented travel agency business across America and then internationally starting with one family agency in Houston. We began to have breakfast every nine months or so to compare notes on how each was doing and to share ideas that worked as well as those that didn’t.
I became somewhat of a distant and infrequent mentor to Bryan but often felt that he should have been mine given his genius at doing high quality acquisitions on an “earn-out” basis with no debt! It’s a good thing Bryan never got an MBA because he would have learned it wasn’t possible to build a company by acquisition that would become one of the best and largest travel management companies without accumulating ANY DEBT! Witnessing Bryan’s positive attitude this past year after the Coronavirus Pandemic devastated the travel industry for many months has been inspiring. He has successfully raised institutional capital recently to begin rebuilding his company by consolidating the best remaining travel management enterprises in his industry.
Bryan is a wonderful Board Member who understands and knows our key leaders well, including many Managing Partners from attending a few of our annual four day Pinnacle Trips for our top performing Managing Partners and their spouses or significant others with our senior leaders and spouses as hosts.
4. James Schenck. I first met James at Dartmouth College in February 2016 as our daughter was graduating and his son was entering as a freshman. James and I hit it off because of our military backgrounds (he is a West Point graduate who later received his MBA from Harvard) and mutual interest and focus on high performance talent and leadership. I became a big supporter of James’ leadership as CEO of PenFed, which was previously a once sleepy military credit union (Pentagon Federal Credit Union) that he had turned into a fast growing consolidator of the highly fragmented credit union industry across the country.
I was also impressed at what James was doing through the PenFed Foundation to support our badly wounded military warriors returning from Iraq and Afghanistan, which is a “hot button” issue for me as a Vietnam Veteran. I introduced James to Tony La Russa and his annual
Leaders and Legends Conference in Las Vegas, which through the Animal Rescue Foundation (ARF) founded over 25 years ago by Tony and his wife, does amazing and wonderful things for veterans suffering from PTSD by matching veterans with pets (mostly abused and abandoned dogs) to physically and emotionally heal together at the ARF facility in Walnut Creek, California. I have gifted many Carriage shares to both the PenFed Foundation and ARF over the last six or seven years in support of what James and Tony do for our veterans.
GO WHITE SOX! James joined our Board in 2016 and is Chairman of our Governance Committee.
Page 14 CARRIAGE SERVICES 2020 Annual Report

5. Doug Meehan. I met Doug in 2018 through a reference from one of our significant institutional shareholders who knew that I was looking for someone to join our Board who was currently in the institutional investment community with a curiosity and capacity to learn about a company doing something completely different from the conventional orthodoxy, i.e. consolidating the highly fragmented funeral and cemetery industry using an innovative business model and evolved framework. I could immediately tell that Doug was that person.
Doug is Deputy Chief Investment Officer of Van Biema Value Partners in New York and has been on a wonderfully steep learning curve, having joined our Board in May 2018 shortly before our performance decline in 2018 when I stepped back into heading operations in September of 2018. So he has had a front row seat to witness the amazing transformation of Carriage and the mix of sequential components executed over the last two and a half years, becoming in the process a wonderful Board Member who completely understands the cultural nature of our high performance.
6. Dr. Achille Messac. Achille Messac joined our Board during the Coronavirus Pandemic in July 2020. Achille’s life story could be made into an inspirational movie, as he was born in Haiti during the brutally fascist dictatorship of “Papa Doc” and “Baby Doc” Duvalier from 1957 to 1986 when “Baby Doc” was overthrown in a popular uprising. Achille and his family had to flee the country in 1973 rather than be murdered because his father had become a political enemy as a school reformer for children against the “no grow knowledge” status quo of the “Baby Doc” regime. Achille’s journey took him from Haiti to first and briefly New York, then Belgium and finally to Boston when he was eighteen and spoke little
English, yet he decided to enter that “good school nearby called MIT,” a personal journey more akin to fiction than reality.
Achille graduated from MIT with a PhD in Aeronautical Engineering and was briefly Dean of
The Bagley School of Engineering at Mississippi State University (MSU) in 2013/2014, where
I graduated in 1966 as a Chemical Engineer. I met him in August 2013 in connection with his tenure at MSU and we quickly bonded because of his boldness of thought and strategic thinking toward making ambitious dreams come true. We remained close friends over the years, and he was a special guest at the awards dinner on our Being The Best Pinnacle of Service trip to Washington, D.C. in April 2018, accompanying me and my wife on first time visits to the Vietnam War Memorial Wall and African American Museum of History, both highly emotional events given my history.
I often thought Achille would make a great Board Member because he has a scientific big brain who could understand the conceptual and mathematical elements along with the many correlating linkages of our Standards Operating Model, a skill that I view as “priceless.” But
II waited to ask Achille to join our Board until I had the idea and concept of Carriage evolved to a “proof of concept” stage, which is what our performance in 2020 has achieved. If anyone wanted to see firsthand what “Good To Great Board Governance” looks like as opposed to the fashion of the day, they could review the five pages of slides that Achille recently sent me, part of a thirty page presentation he has developed on Carriage and its Standards Operating Model.
CARRIAGE SERVICES 2020 Annual Report Page 15

7. Greg Brudnicki. We acquired Greg’s large premier combination business in Panama City in November 1997, but I got lucky and acquired a lifetime partner and foxhole buddy in the deal. Greg is extremely entrepreneurial, so the acquisition included four other funeral startups, two in smaller markets in Alabama, and one in a middle market in Georgia, all of which we later sold to prune our portfolio and pay down debt. But his fourth startup in Fort Walton, not far from Panama City, Emerald Coast Funeral Home, grew to become one of our largest and most profitable funeral businesses under the leadership of James Bass, Managing Partner and one of our ten Standards Council Members. We allocated a few million dollars of our precious capital in 2015 to construct a world class funeral facility for James, and his business has continued to grow and prosper along with the strong demographic growth of his market.
Greg has been a trusted partner with sage counsel when I was faced with various turning points and difficult decisions over the last 23 plus years. At one point he served on the State Funeral Commission in Florida and later ran for Mayor of Panama City after we recruited his superstar Managing Partner Robert Maclary from Stewart Enterprises. Robert has led Greg’s business to higher and higher performance since 2010 and was one of the twelve initial Five Year Good To Great winners in 2016 along with James Bass of Emerald Coast Funeral Home. Greg is in his fifth term as Mayor of Panama City and has continued to lead the City’s recovery after it was almost completely devastated by Category 5 Hurricane Michael in October 2018. Greg brings a wealth of industry and company knowledge to our Board as an Advisor which would not be available anywhere else. Plus, he has a wicked sense of humor! Doug joined our Board just before our transformation began in September 2018 and actually analyzed a comprehensive list of historical operating and financial performance data of each business compared to its Standards Achievement history by year from 2015 to 2018, which I had developed and shared with our Operations and Executive Leadership Teams for use in developing performance improvement plans for
2019. Doug concluded with sharp and savvy insight that there was a very weak correlation between financial performance and Standards Achievement trends! WOW, that was impressive and why we did a major update and reboot of our Funeral Performance Standards at the end of 2018, which I comprehensively covered in my 2018 Shareholder Letter.
You could think of Doug and Achille as our two High Performance Transformation Bookend Board Members, as Doug serves as a “Before Standards Update and Reboot” Board Member, while Achille has done his own deep dive analysis with compelling conclusions about our Standards Operating Model and
Performance “Optimization” (title of a book he wrote and published for the elite engineering community), and therefore represents a “Post Standards Update and Reboot” Board Member.” As the two most recent additions to our Board, Doug and Achille have benefitted from the historical Carriage knowledge and experience of our other Board Members, making for a great synergy of new members and old members on our Board. I plan to have both of them as guest speakers on one of our quarterly conference calls at some point in the near future to provide the investment community their views on what drives the value creation engines of Carriage. The 2020 year was also transformative for our Board, as we began to have monthly update virtual calls after the COVID-19 shock in March simply because none of us knew what would happen next and we did not want our Board to be uninformed if some crisis arose. Later after it became clear that Carriage was achieving operating and financial performance at record levels, we invited our Board Members to participate voluntarily when available in our Thursday weekly operational update calls from across the country.
These monthly and weekly update calls, especially with each Board Member hearing from most of those participating in our Good To Great II Value Creation Incentive Program, have been engaging, addictive and invaluable for building on the three characteristics listed earlier for an ideal Board Member of Carriage. There can never be a return to only the quarterly meetings we had in person prior to COVID-19. I think our Board is actually having fun and being inspired by what they have learned from all of our Right Who’s in the Right Seats on the Carriage Good To Great Journey Bus.
Page 16 CARRIAGE SERVICES 2020 Annual Report

B. Executive Team.
Our Executive Team is currently comprised of eight members who are listed below:
Mel Payne, Co-Founder and Head of Executive Team;
Ben Brink, Head of Financial Reporting/Accounting, Tax, Treasury and Trust Fund Management Teams;
Steve Metzger, Corporate Secretary, Head of Legal and Human Resources Teams; Chris Manceaux, Eastern Regional Partner; Shawn Phillips, Central Regional Partner; Paul Elliott, Western Regional Partner; Carlos Quezada, National Sales and Marketing Partner; and Peggy Schappaugh, Head of Operations and Acquisition Analysis Teams.
The five Operations Leadership Team Members who also serve on our eight member Executive Team are essentially performing in collaboration with each other and myself the role and responsibilities of a Chief Operating Officer. Carlos Quezada joined Carriage’s Executive Team at the end of June as its eighth member and the ‘missing piece” on Carriage’s Good To Great II Journey Bus related to building a high performance culture sales organization to optimize and sustain preneed property sales in our cemetery portfolio. So given our historically high performance in the midst of a Coronavirus Pandemic along with a long term outlook for the future that has never been brighter, we do not plan to recruit a President and COO to fix what so clearly “ain’t broke!”
The five operational leaders on our Executive Team collaborate daily on “all important matters” across our entire portfolio of funeral homes and cemeteries, including portfolio performance reviews, performance improvement plans and forecasts, internal growth and maintenance capital investments, topgrading of talent and adding short term overhead to increase intermediate and long term performance, etc. Each Thursday morning Shawn Phillips serves as host moderator for our Executive
Team on a one hour operations update Zoom meeting from our operational support teams across the country, including ten Directors of Support for Operations/Sales (DOS’s) who are located in the regions and assigned a specific portfolio; three Senior Operations and Acquisition Partners (SOAPs) who are each assigned a specific portfolio and collaborate closely with our DOS Team; and other key Operational Support Leaders including Field Operations, Administrative Support, Talent Acquisition and IT.
The Executive Team also has monthly update conference calls with the six independent members and one advisor to our Board as well as with the ten members of our Standards Council who represent the “Best of The Best” of our Managing Partners across our geographically widespread portfolio in 26 states.
Readers should take notice that no “pecking order” titles were used above in this listing of our Executive Team Members, as each of the eight members is considered an equal “Leader Owner” of all areas of Carriage and therefore treated that way by other team members. The Executive Team meets formally each Friday at 10:00 AM to discuss matters that every other member would either want or need to know to best do their job and optimize the joy and meaning of the high performance journey we are on together. But any member can call the entire team together on short notice to address any relevant opportunity or challenge.
I have previously covered in our October 27, 2020 earnings press release the leadership teams and critical roles and responsibilities of Steve Metzger and Peggy Schappaugh, as well as the Standards
Council and its ten members in my 2018 Shareholder Letter and other quarterly releases during 2020, so those important areas of our company won’t be covered again in this shareholder letter.
CARRIAGE SERVICES 2020 Annual Report Page 17

Of the eight current members on our Executive Team, four were serving in this role in September 2018, three were promoted from within and one was recruited. Seven others since September 2018 were either terminated or resigned to pursue other opportunities or for personal reasons. As a central part of this process of “Darwinian Natural Selection” of Carriage’s leadership for the future, we developed a simple 360 4E Leadership Alignment Assessment which described a Carriage 4E Leader as someone with ideas about the present and a vision of the future that other talented leaders and employees want to align with and voluntarily follow.
C. Regional Partners.
Our field operations are comprised of 174 funeral homes and 32 cemeteries (19 combination businesses) in 26 states that are organized into three regions, i.e. Western, Central and Eastern. Each business (multiple locations clustered in certain markets) is led and managed by a Managing Partner who reports to a Regional Partner on our Executive Team. Shawn Phillips, a thirteen year veteran of our company, was brought back into the Central Regional Partner role at the beginning of 2019 and led an incredible turnaround performance in 2020, elevating the Central Region into the top performing Carriage region from the lowest performing region in 2019 (lots of First Who, Then What topgrading of talent).
Shawn was also the “Go To Foxhole Buddy” leader responsible for finding and securing emergency PPE and other supplies for our frontline COVID-19 battlefield Managing Partners and employees, but especially and specifically skilled staff, and then delivering these critical resources timely when they were most needed by our Managing Partners during COVID-19 death spikes whenever and wherever they occurred. Such sudden outbreaks and spikes in local deaths always had the potential of overwhelming our local leadership and employee teams, which never happened and enabled Carriage’s businesses to respond to the needs of families and communities when they were needed most in the midst of crisis, a primary reason we were able to make significant market share gains throughout this past year.
Paul Elliott has been the Regional Partner of our Western Region since joining Carriage in 2012, so he had to deal with California being the first state to impose highly restrictive behavioral and social distancing mandates on March 17, 2020, as well as the late November spike in deaths which has only recently begun to subside, although at an elevated death rate level compared to pre-COVID-19 normalized seasonal patterns in our Western Region Portfolio. Three of our four largest cemeteries are in Northern California in the Oakland/San Jose area, so while our atneed cemetery revenues and margins also spiked in line with our large funeral volumes, revenues and margins in this market, our Cemetery Sales Managers and their Sales Counselors in California and the Western Region contributed hugely to increasingly high preneed property sales that produced record third and fourth quarter cemetery portfolio performance across all three regions that has continued into the first quarter of 2021.
Chris Manceaux was promoted to Regional Partner of our Eastern Region in 2017 after first joining Carriage in 2010 and becoming the best Director of Support – Operations in the history of this role, first established in 2004 after we implemented our initial Standards Operating Model for our funeral portfolio. Chris has the largest region with the most funeral and cemetery businesses, which necessitates four Directors of Support – Operations who have individual portfolios clustered into multi-state market areas from Massachusetts down the Atlantic coast to Florida, where we have a large portfolio of businesses. Chris also has responsibility for Fairfax Memorial Park and Funeral
Home, the largest business in our portfolio with revenues of over $20 million and one of our transformative acquisitions at the end of 2019.
Page 18 CARRIAGE SERVICES 2020 Annual Report

D. Directors of Support.
This is a highly critical role that has evolved since our Standards Operating Model was introduced effective January 1, 2004 for funeral operations and January 1, 2007 for cemetery sales and operations. The concept is for Directors of Support to have a portfolio of 10—15 businesses each with Managing Partners who can be “supported” rather than managed to achieve a high level of annual Being The Best Performance Standards which don’t change form year to year like a budget.
We have had many women join our Managing Partner leadership ranks along with a trend toward younger Managing Partners over the last seventeen years, while our Directors of Support Team has grown into a more seasoned and savvier group of industry specific professionals who excel at coaching and mentoring their teams of Managing Partners.
The Directors of Support – Operations role and the Cemetery Sales Manager Role have had the most dramatic turnover since September 2018 with five of our current group of seven Directors of Support –
Operations either joining about the time I again became head of operations in mid-September 2018 or being recruited thereafter. Our Western Region has two Directors of Support – Operations, JC Barr and
Brad Bishop, both joining since July 2018, our Central Region has one in the North Subregion, Tom
Frisch, who joined October 2019; and the large Eastern Region has four, two of which are veterans,
Bob Muccino and Dan Casotti, who joined as recently as 2015 and 2017 with portfolios in the Northeast and Mid-Atlantic Subregions, and two of which joined in 2019 and 2020, Paul Mousseau and Randy Weagley.
All of our three Directors of Support – Sales are new since mid-2019, as Carlos recruited two of his former colleagues into this role in the last half of 2020.
Every member of our Executive Team and Peggy’s SOAP Team (Senior Operations and Acquisitions Partners previously covered in the third quarter release dated October 27, 2020) will say that this vital role is the critical link to successful broad execution of higher and sustainable performance across our diverse portfolio. Each Thursday morning in our weekly operations update Zoom call, we all get inspired and excited listening to this group of 4E DOS Leaders letting us know the most recent success stories and how our Managing Partners and Sales Managers are “pumped” about the opportunities that have yet to be realized.
None of us question that on a scale of Zero to Ten, this group of Directors of Support talent is an
ELEVEN compared to pre-September 2018 and a huge factor in the broadly higher performing portfolio of funeral homes and cemeteries since the first quarter of 2020. And NO ONE believes we will ever return to a low portfolio performance anywhere close to the “Worst of Times” like in Paris between
1775 – 1792!
E. Managing Partners / Sales Managers.
We have 115 Managing Partners of funeral and cemetery businesses in our three regions with topgrading since September 2018 as shown below:
Western: Thirty Managing Partners with nine new and two businesses clustered to eliminate two positions; Central: Thirty Managing Partners with thirteen new, two reassigned and three businesses clustered to eliminate three positions; and
Eastern: Fifty-three Managing Partners with seven new.
CARRIAGE SERVICES 2020 Annual Report Page 19

We have fourteen cemeteries large enough to support a full time Sales Manager or in the case of our seven largest cemeteries several specialist Sales Managers (for example, Rolling Hills in Northern
California near Oakland has three Sales Managers that lead teams in Family Service, Pacific Rim Office in Oakland, and Advanced Planning).
As is necessary to create a high performance sales organization, there was a large topgrading turnover in our Cemetery Sales Managers, whose numbers are listed below by region with the number of new Sales Managers since March 2018.
Western: Nine Sales Managers, six new;
Central: Six Sales Managers, five new; and
Eastern: Six Sales Managers, four new.
This entire section has been about the First Who, Then What nature of building a high performance culture company that just happens to be in the funeral and cemetery industry. Being part of a company like Carriage is not for everyone, just like being part of a super bowl winning team in Tampa, Florida led by the “GOAT” Quarterback Tom Brady was not for everyone. Winning locally against competition who wants your market share is not easy, and winning broadly and sustainably across our entire portfolio has not happened easily or overnight.
There is a magical People Power unleashed in any enterprise that focuses intensely and continually on First Who, Then What until finally the Right Who’s are in the Right Seats on the Enterprise Bus. That is exactly what has happened at Carriage since September 2018, which means we can now step on the gas pedal to accelerate the high performance of the Carriage Good To Great Journey Bus. Which is the compelling reason why I told my two adult children to never sell their Carriage shares!
II. Background History to Good To Great II Shareholder Value Creation Incentive Plan
From an early age I became aware that if I really wanted to become the best at something, it wasn’t motivating unless it was something difficult, for example pitching a baseball, dancing or shooting snooker (very large table with very small holes!). I learned that I first had to commit myself to that goal and then practice, practice, practice until I achieved a Being The Best status and recognition from others whose opinion I respected. I achieved all three of those goals in high school. Consequently, I concluded that if I committed to become the best at something difficult, I could master it and achieve my goal in five years.
As my career and life evolved through various experiences and phases, I began to first think and then write in terms of having a ten year vision of my personal life as well as my career; a five year strategy for each that aligned with the vision with a roughly right range of outcomes at the end of five years; and finally a one year more detailed plan of action to execute the strategy. Then each year I would update the written action plan and rethink my written vision and strategy to make certain that I was living my life to its fullest potential, something I committed to myself after serving one year in the countryside of Vietnam in 1967/1968 (no American forces within 30-40 miles) pioneering with others the modern concept of counterinsurgency. Since every day after November 25, 1968 was equivalent to a gift of life, why not make the most of this precious gift every day for the rest of my life.
It wasn’t until after I accumulated a “little capital” and quit my high paying job (which I hated) financially restructuring and turning around troubled companies in 1986 that I began to be a full time investor, or so I thought until I got wiped out financially from “speculating” on just about anything tradeable in the October 19,
1987 “Black Monday” market crash (DOW down over 22%). After somehow navigating through a couple of years of recovery, I committed to learning from the great investment masters how to professionally think about and invest money for long term capital gains. While I studied many successful styles and individuals, I found
Warren Buffett and Charlie Munger and their simple ideas and philosophies to be a perfect fit for me.
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But in my search for an investment philosophy and wisdom, I also began to study the technical side of the price/volume dynamic of stock charts over time of individual companies, which led to the CANSLIM Stock
Selection System designed to identify early stage growth companies developed by William O’Neal, Founder in 1984 of Investors Business Daily (“IBD”). I Co-Founded Carriage on June 1, 1991 at 48 years of age with the goal of creating a great common stock investment at some future point, only 3 1⁄2 years after losing all my capital in the Black Monday market crash. A primary motivation was that I realized that even if I learned how to be a great investor over the next twenty years, I likely would not have enough capital saved to invest to become financially independent. Plus I hated the idea of working for someone else after being exposed to Richard Rainwater on a few deal ventures in my job while he was first with the Bass Brothers in 1984/1985 and then on several of my venture ideas after we both quit our jobs and Richard formed his famous deal shop Rainwater, Inc. in 1986.
Richard quickly formed several ventures (Columbia / HCA, ENSCO, Pioneer Natural Resources, etc.) in the 1986-1990 timeframe from a beginning idea and then built major companies from these ideas backing top management talent, and in the process became a multi-billionaire while having tons of fun with his deal flow and brilliant off the wall antics. I tried to do several deals with him, and while he was always very encouraging and supportive, the October 19, 1987 market crash took me financially out of his major league game of big idea deals and business.
When I got the chance to start Carriage on June 1, 1991 with a loan (conditioned on my personal guaranty) from a financial subsidiary of Service Corporation International co-founded and managed by former colleagues from
Texas Commerce Bank, I committed to building a Being The Best regional funeral home company within five years. I quickly learned that some of the best acquisition opportunities and businesses were in other areas of the country, which meant I needed to raise equity capital (real cash common equity of which Carriage during its first five years had NONE!). So I took Carriage public in August 1996, a little over five years from its founding. That five year “I can master it” rule kept working its magic. My vision for Carriage even then was to build and evolve Carriage into a “Built To Last” company in the same way Jim Collins subsequently profiled for a small number of companies in his first book Built To Last, published in 1994 and co-written with Jerry Porras.
My thinking in hindsight was hilariously naïve if not downright stupid, as I thought we could make Carriage so valuable as a public company within five years that no one could buy us, so I insisted on insiders having a super voting class of common with ten votes each, whereas public shareholders in the IPO would be issued common shares with only one vote. After five years from our August 1996 IPO, all shares would revert to one vote each. VERY COMMON! Within five years, no problem: we would be “Built To Last!” Alas, as it turned out, being very common when your shares go from $29 in January 1999 to $1 in August 2000 was when all the learning from mistakes began. Each of the four other domestic public companies in our industry which would have previously bought us were in financial survival crises by 2001 from the acquisition mania of the 1990’s using maximum short term bank leverage, and all debt and equity capital sources (fair weather friends) had fled the scene of the “consolidation at any price” crime!
After “Built To Last” Carriage in the 1990’s turned into an “Acquisition Mania Bust”, I had to rethink everything except the Mission of Being The Best, The Five Guiding Principles and the idea that by first developing an unorthodox and counterintuitive business model for operations, Carriage could evolve over time into a great and valuable ownership investment.
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The incredible thing about IBD for me was not so much its growth stock selection methodology but its
10 Secrets To Success and biographies of highly successful people from all walks of life both alive and long dead. I was simply mesmerized by these “10 Secrets”, which were the exact sequential framework of elements that I had already been practicing with my Ten Year Vision, Five Year Strategy and One Year Plans. For those of you unfamiliar with IBD and its 10 Secrets To Success, they are shown below with the IBD research finding as a preface to the list:
IBD’s 10 Secrets To Success
Investor’s Business Daily has spent years analyzing leaders and successful people in all walks of life. Most have 10 traits that, when combined, can turn dreams into reality.
1. How You Think Is Everything: Always be positive. Think success, not failure. Beware of a negative environment.
2. Decide Upon Your True Dreams and Goals: Write down your specific goals and develop a plan to reach them.
3. Take Action: Goals are nothing without action. Don’t be afraid to get started now. Just do it.
4. Never Stop Learning: Go back to school or read books. Get training and acquire skills.
5. Be Persistent and Work Hard: Success is a marathon, not a sprint. Never give up.
6. Learn to Analyze Details: Get all the facts, all the input. Learn from your mistakes.
7. Focus Your Time and Money: Don’t let other people or things distract you.
8. Don’t Be Afraid to Innovate; Be Different: Following the herd is a sure way to mediocrity.
9. Deal and Communicate With People Effectively: No person is an island. Learn to understand and motivate others.
10. Be Honest and Dependable; Take Responsibility: Otherwise, Numbers 1-9 won’t matter.
I have been teaching and mentoring our leaders and my children for many years using the material from the Leaders and Success page of IBD, as I know with certainty that the framework and wisdom of these sequential 10 Secrets To Success are not secrets at all, but can absolutely work magic for both individuals and companies when individuals and teams align themselves toward a mission of becoming the best in their field of work, and commit to following this way of disciplined thought completely.
After our operational turnaround work from September 2018 and 2019 culminated in four major acquisitions at the end of 2019, we developed an internal five year operating and financial plan through 2024, i.e. a Five Year Transformative Performance Strategy aligned with a Ten Year Vision of Being The Best Operating, Consolidation and Value Creation Company in our industry. We also applied benchmark valuation multiples to forecast five year performance metrics to produce a relatively tight range of Carriage share price levels by year. We published the first three years of performance ranges without share price ranges publicly on February 19, 2020 as our initial “Milestone Three Year Scenario”. And then the Coronavirus Pandemic came to America and quickly no one cared about our Three Year Scenario because FEAR quickly followed by PANIC spread even faster than the Coronavirus and infected every part of our country, including the investment community that owned our shares.
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III. Good To Great II Five Year Shareholder Value Creation Incentive Plan
We have received a lot of positive feedback from institutional investors about what I labeled on Page 7 of our first quarter release dated May 19, 2020 as a pure form of shareholder aligned “Pay For Long Term High
Performance,” i.e. incentive awards paid in appreciated CSV shares in early 2025 to 47 key leaders of
Carriage conditioned on achieving one of five CSV share price CAGR categories (20%, 25%, 30%, 35%, 40%) over the five years ending 2024 (CSV price range of $35.78 to $77.34). After initially publishing our Milestone Three Year Roughly Right Scenario on February 19, 2020, and subsequently having our shares plummet briefly below $14 per share in the Coronavirus Pandemic market crash, it seemed like a “no-brainer” to create a five year “pay for sustained high performance incentive plan” for 47 of our leaders (ten of which are Best of the Best Managing Partners who serve on our Standards Council), all of whom I considered critically important to the execution of our five year operating and financial performance plan.
Even at the beginning of the COVID-19 Pandemic and market crash, I was so totally convicted on what
Carriage could achieve over the five years ending 2024 that we cancelled all other long term equity incentives for our Executive Leadership Team that had been approved in our February Board Meeting, not only for 2020 but 2019 as well. We were all together “All In Or Nothing!”
As I have learned from being a long time student of the awesomely simple but wonderful investment ideas of Warren Buffett and Charlie Munger, patience is a “competitive advantage virtue” not only in investing but also in building a good and valuable company over time based on the Good To Great high performance concepts of “First Who, Then What”, especially related to that company finally evolving after almost thirty years into a unique superior long term investment opportunity. Given the thousands of investment choices available in markets across the world, I realized that Mr. Market crashing almost 40% in February and March last year because of scary and real “Black Swan Events” related to COVID-19 had served up one of the greatest investment opportunities of my life in the company I had co-founded on June 1, 1991.
While the scoreboard (the daily price of our shares) during the initial shock of the Coronavirus Pandemic in
March, April and the first two weeks of May reflected that we were not only losing the game but might not even survive the game as a “going concern”, I was thinking only about “what’s going on” on the playing field across our portfolio of businesses with all the talent we had positioned to make plays to win the game of serving client families and their local communities when literally “life and death” was on the line.
As the largest individual shareholder owning about 10% of outstanding shares with my wife and two grown children and owning nothing else but Carriage, it made total sense to create “a unique one time only” incentive program over five years for 47 of our most talented and aligned people based on wealth creation defined by compounded share price returns of between 20% and 40% at 5% increments, starting with the Mr. Market base “gift price” of $14.38. In order to specifically define the incentive plan, I “dreamed up” potential share price outcomes over a five year timeframe that aligned with our Five Year Transformative Performance Strategy, believing that we could execute this strategy successfully after the COVID-19 Pandemic was brought under control with vaccines, which would mean that Carriage had the potential to achieve “At Last” a “Built To Last” status and valuation by the end of 2024.
But what got me really passionate and excited was thinking about mentoring the other 47 participants over the five year vesting timeframe on how each of them could and therefore would execute their role individually and as a team to create sustained high performance wealth for all our shareholders which in turn would achieve financial rewards in the form of ownership of their company beyond what they could previously have imagined.
The 10 Secrets To Success would lead us to the mythical pot of Gold of “Carriage High Price Shares” at the end of the rainbow! And the Five Year Rule would work its magic once again and finally confirm that Carriage had achieved its Being The Best Mission.
CARRIAGE SERVICES 2020 Annual Report Page 23

The Five Year Good To Great II Shareholder Value Creation Incentive Plan for 37 critical leaders who aren’t Managing Partners of one of our businesses aligns perfectly with the annual and five year incentive plans for our Managing Partners, which I have previously covered in other Shareholder Letters as well as in comprehensive detail in our 2020 quarterly releases, especially the year end release on February 17, 2021. In combination, unique corporate and field operations one year and five year incentive plans serve as a “superglue” for high performance culture A Player talent at all levels to execute their roles individually and in teams at the highest possible level. I have explained to all of these wonderful leaders and employees that few people in their careers are at the right company in the right industry at the right time so that their financial dreams and aspirations can come true while at the same time finding great meaning and joy in their work. We are all committed to the passionate belief that the right company is Carriage and the right time is NOW, and that we have control over our own performance destiny based on HIGH PERFORMANCE CULTURE EXECUTION,
EXECUTION, EXECUTION!
IV. Adaptation, Entrepreneurialism and Innovation Amidst Coronavirus Pandemic
Given the decentralized nature of our business model and the entrepreneurial “can do” spirit of the vast majority of our Managing Partners and sales Managers, combined with the “adapt or die” mindset of our Field and Houston Support Center Leadership Teams with Legal (what you can and cannot do) and Information Technology out front in the lead, we quickly implemented Digital Transformative High Performance changes at businesses in those areas and markets most impacted by the rapidly spreading Coronavirus Pandemic. Innovation in business practices and acceptance of technological and digital tools as an accelerator of TRANSFORMATIVE HIGH PERFORMANCE against abrupt, mandated obstacles related to meeting and communicating with client families was embraced and adopted across our portfolio at what seemed like warp speed.
It is ironic indeed that, in a traditional industry normally resistant to change and especially technological change, our response to the adversity of a new and threatening harsh operating environment was to adapt in ways that have fundamentally enhanced our Service and Guest Experience delivery (one of our Being The Best Performance Standards weighted 10%) and driven competitive differentiation for years to come.
It would be impossible to put a comprehensive list in this letter that would do justice to all the amazingly creative funeral services our Funeral Managing Partners and their army of courageous employee teams performed across our portfolio of businesses since March 2020. So I will simply provide a small and random sampling for investors and non-industry readers for a better understanding of what it means when I refer to the NOBLE WORK our wonderful people do every day when they are called to service without regard to adverse environments not under their control.
1. Clarke Thomson, Managing Partner of Alsip Funeral Home, Nampa, Idaho – Branded Casket. Alsip Funeral Home served a local ranching family in the Boise, Idaho market. In order to customize the family experience, the funeral home delivered the selected hardwood casket to the family’s ranch where they were able to burn the family ranch brand emblem into the casket. When guests arrived for the funeral, the casket was displayed with the family ranch emblem clearly in view for a touching personalized family tribute.
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2. Tom Paquette, Managing Partner of A.A. Mariani and Son, Providence, Rhode Island – Radio
Transmitter. Early in the pandemic after severe limitations on social and especially indoor gatherings, Tom put into place the use of a Radio Transmitter that enabled friends and families to come together to share the experience of the loss of a loved one and friend. From the parking lot of the funeral home, guests could gather in their own vehicles to listen to and experience a life journey history event by tuning their radio to a certain frequency. Tom and his team recognized that coming together for family and friends became even more important when restrictions on gatherings were being tightened and coming together to honor the deceased seemed impossible. Tom and his team made a difference for many families during the pandemic that they were called upon to serve, who otherwise would have missed out on the benefit of the presence of their friends.
3. Joshua Joseph, Location Manager of Carman Funeral Home, Flatwood, Kentucky – Send In The Clowns. When a long time resident of Flatwood, Kentucky passed away last year, his family knew immediately which funeral home to call: Carman Funeral Home, led by Joshua Joseph. The gentleman who passed away was a clown in his off time, entertaining children and adults alike for decades. The family brought in his clown suit and scooter, pictures and a big bag of rubber noses to hand out to all those who attended his celebration of life. Joshua and his team then went to work.
They set up a carnival-style popcorn machine and surrounded it with bags of popcorn and animal crackers for guests to take home and enjoy. They found a mannequin to display his clown suit and made a bouquet of rubber nose-tipped flowers to put next to the bowl of red rubber noses the family provided. The entrance of the visitation room was decorated with balloons and carnival accessories and balloons were tied to chairs throughout the room. The team even found some red and white striped fabric at the local Hobby Lobby store, which they used to drape the memory table and wrap the casket bier. The family and all the guests that attended to celebrate the life of this iconic clown were extremely appreciative of everything Carman Funeral Home did to make his celebration of life a truly unique farewell.
4. Christine Amittone, Managing Partner of Greer Mortuary, Alameda, California – Reacquainted One
Last Time. The Navy held a special place in the heart of this gentleman who had passed away. So much so that after serving 25 years, he jokingly called his eight children his “crew”! He was extremely proud of his service during his military career as a cook on the USS Hornet. The staff team at Greer
Mortuary thought it was only fitting that as part of his funeral procession, the team at Greer Mortuary would arrange one final salute, a funeral procession drive by the USS Hornet which is now a navel museum in Alameda, California. With the assistance of the museum’s curator, the funeral staff team and volunteers stood on the deck of the now repurposed war ship, waving American flags as the procession of cars passed by, his “crew” of eight adult children each wearing a sailor cap and producing a final salute to a great man, their father.
5. Ken Summers, Managing Partner of P.L. Fry & Sons, Manteca, California – Final Wish. While getting to know a family in her role as a Funeral Arranger, Cathy learned from the deceased’s sister that this lady always wanted to be in a real parade. Without hesitating, Cathy responded, “I bet we can make that happen.” The arrangements for a flatbed trailer and truck were made, which was decorated with bales of hay, a hay and flower arch and potted plants. A banner with a photo of the deceased draped the back end of the trailer. On the day of the service the “float” was staged at the funeral home with the casket appropriately placed on the trailer after which the funeral procession took place through town. At the entrance to the cemetery, the six pallbearers took their place of honor next to the casket on the trailer as the procession of family and friends made their way to the final resting place. The family were exuberant and incredibly appreciative that something the deceased had always wished for had finally come true.
CARRIAGE SERVICES 2020 Annual Report Page 25

I once gave a speech on customer service at the National Funeral Directors Association (NFDA) along with three other CEO’s. I stepped to the microphone in front of 1,000 or more funeral directors in the convention hall and said, “At Carriage Services, our client families always come second!” Then I said nothing more as the shock of that statement was processed by the stunned crowd of undoubtedly wonderful funeral directors and business owners.
After a long period of “deafening silence” during which you could have heard a pin drop, I went on to say “BECAUSE, we have learned at Carriage that if you don’t focus intensely 100% of the time on getting your people right who interact with families who have just lost a loved one, your client families will never come first.
That’s because you won’t have the right people engaging your client families and learning about the life of their deceased loved one in order to recommend high value emotional ideas and options about how best to honor and memorialize the life of their loved one.”
I call attention to the fact that no mention of the final disposition choice of cremation or burial was made in any of the five services profiled above, as any one of them could have been either. Almost every discussion we have with investors incudes the question about the trend toward more cremations in our mix being a huge negative revenue headwind. But we already have a mix of 57% cremation for our Combined Same Store and Acquisition Funeral Portfolio and the revenue and margin trends have become our dear friend, and should stay our dear friend long term even after an adjustment to a lower level of deaths once the COVID environment normalizes at some point. Most families whom we are privileged to serve don’t really know what is possible in a cremation or burial service other than their choice of “final disposition” as either cremation or burial. The secular trend toward cremation as a final disposition has been steadily increasing over the thirty years since Carriage was founded in 1991, when the national rate was about 25% and Carriage’s initial small portfolio in the traditional markets of Texas, Tennessee and Kentucky was only about 16%-17%.
What might surprise a non-industry reader is that a majority of families think there are rules or certainly protocols about what you can and cannot do once they make the final disposition choice, which 80%—85% of the time is not primarily about price. So what is possible to create a high value service quickly turns to the initiative of the Funeral Arranger / Director and his or her imagination and creativity after engaging the members of the family to learn about the life of their loved one, and what specific uniqueness really mattered in that life that could create a memorable and emotional final goodbye.
There is an abundant amount of research on how people best recover from the grief of loss of someone they lived with and loved deeply. The type of funeral business that can do such NOBLE WORK consistently family by family is what I signed up for when I co-founded Carriage, not a low-priced, no value body-processing commodity business we often encounter in our markets. As opposed to the common view by many investors, we view the upside potential for more high value service options and revenue on our majority cremation funeral business as one of our best organic revenue and profit growth opportunities in the years ahead. And our operating leaders led by Chris Manceaux are laser focused on this opportunity like never before in our history.
In summary, First Who, Then What is a winning people strategy for the “Service and Guest Experience” with every client family every time regardless of whether the final disposition choice is cremation or burial.
This intensely focused high performance people strategy has been the primary reason our winning teams of employees have been so successful this past year during the COVID-19 Pandemic, as exemplified by the five wonderful services by our Right Who people detailed above.
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V. Cemetery High Performance Sales Culture Organization
As Carriage was founded as a funeral operations and acquisition company in 1991, we have long been funeral revenue dominant at about 75% funeral and 25% cemetery, having acquired our first large cemetery in Northern
California on January 1, 1997. Since then I have believed that our cemetery sales high performance potential was gigantic but still unknown and certainly unrealized. While we have made various efforts at different times in the past with mixed and unsustainable results, our decentralized and fragmented sales organization has not been able to produce high performance more broadly and predictably within our increasingly large cemetery portfolio.
Shown below is an excerpt from our second quarter earnings release on July 28th:
“While in the past we have had spurts of high property sales performance in our ten largest cemeteries, we have never been able to sustain such performance over the long term under our decentralized decision making business model designed originally for our standalone funeral business portfolio.”
In my 2020 Theme Letter dated February 18, 2020, I announced to all our Managing Partners, Sales Managers,
Directors of Support and Houston Support Center Leaders that we had a high priority goal of recruiting the Right Who Sales Leader to head Cemetery Sales and Marketing for our High Performance Cemetery Bus who would also become an Executive Team Member. We successfully recruited Carlos Quezada with his immense cemetery sales and entrepreneurial history on June 26, 2020.
Following is an excerpt from an internal email from me to all employees dated July 1, 2020 announcing that
Carlos had joined our Executive Team.
“Carlos will have the primary responsibility of building high performance sales teams and standardized sales systems across our portfolio of cemeteries, as we believe that his leadership and past success at building high performance winning teams will finally unleash the broad and sustainable performance power within our cemetery portfolio, especially our largest cemeteries that now include three top quality combination businesses acquired in the fourth quarter of 2019 and early January 2020.
Carlos has been the missing piece on Carriage’s Good To Great Journey Bus, which means we now have all the right people in the right seats at the right time. Therefore, my job as the driver of our Carriage High Performance Culture Framework Bus has just become the easiest job I have ever had because of the eight powerful Executive Team Leader Owner
Engines firing on all cylinders as we accelerate and drive in the direction of greatness on our Good to Great Journey that never ends. But the real secret to our company lies with the huge and unlimited leadership and people power in each of our operating businesses in alignment with our Third and Fifth Guiding Principles:
Belief in the Power of People through Individual Initiative and Teamwork; and
Growth of the Company is Driven by Decentralization and Partnership.
Together we will drive toward and achieve our Mission and Vision of Being The Best as an operating, consolidation and value creation company in the deathcare industry.”
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It has now been nine months since Carlos joined Carriage and it has been a joy and revelation to witness him embrace our Carriage High Performance Culture Framework with insight and wisdom. In July 2020 Carlos presented his plan for the creation of Transformational High Performance sales teams across the cemetery portfolio. The plan, while ambitious and aggressive with respect to goals and timelines, inspired excitement, possibility, and complete support by his Executive Team peers and operations and support team leaders toward its successful execution. The plan consists of six primary High Performance Sales Drivers.
1. Leverage technology as an enabler of sales acceleration.
2. Introduction of performance-based rewards and incentives.
3. Strategic capital allocation to high yield cemetery products and offerings.
4. Sales growth through advance planning strategies and robust marketing.
5. Deployment of lead generation programs while improving conversion ratios.
6. Standardization of cemetery sales processes, policies and systems.
We have experienced progress over the past nine months beyond what I believed was possible given the harsh socially restrictive mandates in most of our large cemetery markets, particularly California. Yet the
Transformational High Performance plan continued to be executed with minimum delays by: Traveling when permitted to visit the cemetery portfolio; Meeting the various Directors of Support, Managing Partners and Sales Manager teams; Building new relationships; and Understanding and identifying challenges, opportunities and possibilities. Carlos was amazingly able to get things done rapidly in spite of the environment with never a reason that advancing his plan couldn’t happen. Below is an outline of the progress and results thus far:
Recruited a new cemetery portfolio sales leadership team comprised of three talented High Performance Directors of Sales Support, Tulio Bertello, Shane Pudenz and Paula Harris. Each was assigned a specific portfolio of cemeteries to support based on the issues and opportunities at each cemetery that matched up best with their individual skills and strengths;
Launched CAREdgeTM, an internal campaign promoting our core values and what it means to be part of a High Performance Sales Organization, i.e. when you join Carriage you are more than a member of a sales team. You are part of a High Performance Culture driven by people who truly care for our client families while being Inspired and Energized by incredible Passion for sales success and excellence. CAREdgeTM defines the three pillars of our Sales DNA: Who we are, What we do and How we do it;
Recruited a new Sales Development Partner, Erin Embry, who is now the leader/owner of our new CAREdge Academy where she will focus on instilling the sales skills conducive for building top sales teams across our cemetery portfolio;
Selected Microsoft Dynamics 365 as our new customer relationship management system (CRM), which is in the process of being customized for Carriage through our implementation partner;
Launched a new performance-based high reward compensation program that started as a pilot at a few select cemeteries, which went effective across the portfolio on April 1, 2021;
Deployed digital communication management system (CMS) enabling quick, direct, and effective communications across the cemetery portfolio; and
Record-breaking months of Total Preneed Property Sales during the fourth quarter of 2020 and first two months of 2021, as January 2021 was exceptional with total preneed property sales performance at 152.2% over January of 2020; and February 2021 was even more exceptional with total preneed property sales performance at 191.6% over February 2020.
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We have achieved significant milestones toward building a High Performance Culture Sales Organization in only nine months because of the collaboration and partnership from leaders across our company. Our Good Sales To Great Sales Journey has begun. However, this is just the beginning on our quest to Become The Best at sales and reach our optimum cemetery performance potential. I can say with certainty that Carriage’s cemetery portfolio future is very bright and will become even brighter as we capitalize on every opportunity to build an agile, effective, and very successful High Performance Sales Organization across our portfolio of cemetery businesses.
Our High Performance Sales Team led by Carlos is highly inspired, totally driven, ridiculously passionate and fully committed to success. I would like to end this section in the same way that Carlos and his team end all conversations with Carriage Partners: There Has Never Been A Better Time To Be With Carriage And The Best Is Yet To Come!
VI. Consolidation Platform Transformative Acquisitions
As we were heading into the final quarter of our 2019 turnaround year, we suddenly had the opportunity to acquire four large, high quality businesses in large strategic markets. I had personal relationship history and/or performance potential knowledge of the three large combination businesses and over two years of performance history knowledge of the large funeral business in Buffalo, New York. I had not experienced such a flurry of opportunity with high quality acquisition candidates with huge upside growth potential in our 28 year history, and therefore considered the four together as transformative to Carriage as a Value Creation Platform, notwithstanding the very high prices we had to pay to get all four of about $170 million. I was confident that these four would be worth the risk of taking our leverage ratio up to an elevated level of six times on a proforma basis, and fully integrated would take our company and its performance to a much higher and sustainable “Critical Mass” level of Revenue, Consolidated EBITDA, Free Cash Flow and the associated “Being The Best Margins” in the 60 Year History of Funeral/Cemetery Industry Consolidation.
They are summarized by date of closing below.
October 9, 2019: Lombardo Funeral Home, Buffalo, New York:
“Best in Class” and largest funeral home provider in Western New York with four funeral chapels serving approximately 2000 families annually;
Founded in 1907 by Joseph Lombardo, Sr. Joseph P. Lombardo, grandson of Joseph Sr., became
President in 1984 and grew the business from a single funeral home serving about 40 families to four locations serving about 2,000 families in 2019;
Carriage entered the Large Strategic Market of Buffalo, New York for the first time.
October 28, 2019: Rest Haven Funeral Home and Cemetery, Rockwall, Texas:
Partnered with Dewayne and Ann Cain. Dewayne founded this wonderful business in his hometown in 1970 (50 years ago) and is a visionary industry leader and dream partner;
Expanded from one funeral home and cemetery in Rockwall to full service funeral home chapels in near by Rowlett and Royce City, an onsite Northeast Texas Crematory and other ancillary businesses;
Carriage entered the Dallas – Fort Worth Metroplex for the first time.
December 31, 2019: Fairfax Memorial Park and Funeral Home, Fairfax, Virginia:
Co-founded 1957 by Cornelius H. Doherty and son Cornelius Jr. (Neil). Led by Neil’s son Michael Doherty;
Largest single business acquisition in Carriage’s history performing 850 cemetery interments and 900 funerals with combined revenue of almost $17 million;
Represented for Carriage the “crown jewel flagship” property and business in the highly attractive large and growing strategic market of the Greater Washington Metropolitan Area.
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January 3, 2020: Oakmont Memorial Park and Mortuary, Lafayette, California:
Founded in 1956 and serves the East Bay Area including Oakland and many affluent communities in Contra Costa County;
Uniquely beautiful cemetery with lush mountainside landscape and spectacular views of nearby Mount Diablo and Briones Regional Park;
Carriage added another “crown jewel” property and business to our large portfolio of high quality funeral homes and cemeteries in the San Jose, Oakland and East Bay markets.
There was no doubt that we stretched thin and to the maximum our company’s operations and support leadership teams who were responsible for the acquisition and subsequent integration of these four large transformative acquisitions, especially because cemeteries are a multiple of times more complex than a funeral home from an operating systems and accounting perspective, and therefore much more difficult to integrate. Our plan was to be as fully integrated as possible during the first half of 2020, but we barely got out of the gate when the Coronavirus Pandemic set back these plans by 4 to 6 months, especially at our two largest acquired cemeteries, Oakmont in Lafayette, California and Fairfax in Fairfax, Virginia. Both of these high potential properties required recruiting an A Player Sales Manager and building high performance sales teams in the midst of a COVID-19 Pandemic that has yet to be resolved.
Shown on the next page are the comparisons of each of our four acquisitions to the most recent full year performance before acquisition, which largely along with recent five year performance data informed the development of a ten year forecast and ROIC with the first year forecast shown in comparison to actual performance by each business for the Rolling Full Year Ended February 2021. As the Rolling Full Year Results through February 2021 reflect, the combined revenue for all four acquisitions totaled $50.5 million, Field EBITDA $22.6 million and Field EBITDA Margin 44.8%, consistent with the following partial quote from me in the first paragraph of our February 19, 2020 full year 2019 earnings release and introduction to our Three Year Roughly Right Scenario:
“We made bold strategic moves in the last quarter of 2019 by acquiring four large high quality businesses in great strategic markets with about $50 million in new high margin revenue once fully integrated into Carriage’s operating model framework. We believe that in 2019 we positioned Carriage for unprecedented performance and valuation success over the next five years.”
Page 30 CARRIAGE SERVICES 2020 Annual Report

(000's) EXCEPT FUNERAL CONTRACTS AND CEMETERY INTERMENTS

OAKMONT MEMORIAL PARK AND MORTUARY

	2018 Full Year			Roll Year Ending Feb. 21			Year 1 Forecast		
	Revenue	EBITDA	Margin	Revenue	EBITDA	Margin	Revenue	EBITDA	Margin
Funeral Contracts	338	N/A	N/A	399	N/A	N/A	345	N/A	N/A
Funeral Revenue	$1,930	$ 850	44.0%	$2,289	$1,003	43.8%	$2,034	$ 915	45.0%
Cem. Interments	538	N/A	N/A	454	N/A	N/A	565	N/A	N/A
Cem. Ops. Revenue	$5,928	$2,745	46.3%	$5,544	$2,317	41.8%	$6,200	$2,807	45.3%
Cem. Fin. Revenue	$ 426	$ 426	100.0%	$ 412	$ 412	100.0%	$ 450	$ 450	100.0%
Subtotal	**$8,284**	**$4,021**	**48.5%**	**$8,245**	**$3,732**	**45.3%**	**$8,684**	**$4,172**	**48.0%**

REST HAVEN FUNERAL HOME AND CEMETERY

	Recent Full Year 2018			Roll Year Ending Feb. 21			Year 1 Forecast		
	Revenue	EBITDA	Margin	Revenue	EBITDA	Margin	Revenue	EBITDA	Margin
Full Service Funeral	$3,635	$1,490	41.0%	$ 4,768	$2,684	56.3%	$ 3,892	$1,428	36.7%
Cremation Funeral	$ 513	$ (128)	(25.0)%	$ 426	$ (108)	(25.4)%	$ 529	$ 77	14.6%
Cem. Ops. Revenue	$1,623	$ 194	12.0%	$ 2,033	$ 637	31.3%	$ 2,013	$ 653	32.4%
Cem. Fin. Revenue	-	-	-	$ 506	$ 506	100.0%			
Pet/Other	$3,637	$ 602	16.6%	$ 4,694	$1,198	25.5%	$ 3,327	$ 714	21.5%
Subtotal	**$9,408**	**$2,158**	**22.9%**	**$12,427**	**$4,917**	**39.6%**	**$ 9,761**	**$2,872**	**29.4%**

LOMBARDO FUNERAL HOME

	2018 Full Year	Roll Year Ending Feb. 21	Year 1 Forecast
Funeral Contracts	1,837	2,563	1,892
Funeral Revenue	$4,802	$5,996	$5,042
Funeral EBITDA	$1,042	$1,302	$1,815
Funeral Margin	**21.7%**	**21.7%**	**36.0%**

FAIRFAX MEMORIAL PARK AND FUNERAL HOME

	2019 Annualized			Roll Year Ending Feb. 21			Year 1 Forecast		
	Revenue	EBITDA	Margin	Revenue	EBITDA	Margin	Revenue	EBITDA	Margin
Funeral Contracts	887	N/A	N/A	1,022	N/A	N/A	920	N/A	N/A
Funeral Revenue	$ 8,415	$ 2,918	34.7%	$ 8,684	$ 4,059	46.7%	$ 8,714	$ 3,658	42.0%
Cem. Interments	846	N/A	N/A	820	N/A	N/A	888	N/A	N/A
Cem. Ops. Revenue	$ 8,366	$ 3,753	44.9%	$13,557	$ 7,001	51.6%	$ 8,872	$ 3,610	40.7%
Cem. Fin. Revenue	$ 294	$ 294	100.0%	$ 1,623	$ 1,623	100.0%	$ 1,000	$ 1,000	100.0%
Subtotal	**$17,075**	**$ 6,965**	**40.8%**	**$23,864**	**$12,623**	**53.1%**	**$18,586**	**$ 8,268**	**44.5%**
Four Combined Business Totals	**$39,569**	**$14,186**	**35.9%**	**$50,532**	**$22,634**	**44.8%**	**$42,073**	**$17,127**	**40.7%**

CARRIAGE SERVICES *2020 Annual Report* Page 31

Because of the slow start to our integration at the beginning of 2020 and subsequent COVID-19 Pandemic delay into the middle to latter part of the year for substantial progress on building A Player Preneed Sales Teams at Fairfax and Oakmont, I decided to show in this letter the highly transparent performance trend of the four acquisitions through February of 2021. By doing so, anyone reading our **Tale of High Performance Transformation** who might have been skeptical about the high prices we paid might change that skepticism to "glass half full thinking" in the future. We have never shown individual business performance before and don't anticipate doing so again, but we have never made such a bold series of large acquisitions in a short timeframe before financed with $170 million of additional debt, which many thought at the time was overly aggressive and risky even before the Coronavirus Pandemic arrived in March.

After our February 19, 2020 earnings release, as opposed to a lift in our shares by buyers believing that we were way undervalued given the unusual and "**Transformative High Performance**" reflected in our "**Three Year Scenario**", our shares headed south and accelerated in that direction in March during the Coronavirus Market Crash to a bear market low of $13.80 on April 16, 2020. However, Mr. Market began to perk up and started buying our shares in volume again after we reported first quarter and April results on May 19th along with an outlook that reflected the COVID-19 environment as performance positive for Carriage rather than a huge negative.

Shown below are four reasons among many others covered in this letter why we do not expect to visit the old neighborhood of Carriage's stock price in the teens ever again!

COMPARATIVE TWO MONTHS 2021 VERSUS 2020 ENDING FEBRUARY (000's)

	2020			2021			VARIANCE			
Funeral	**Revenue**	**EBITDA**	**Margin**	**Revenue**	**EBITDA**	**Margin**	**Revenue**	**%**	**EBITDA**	**%**
Lombardo	$ 986	$ 266	27.0%	$1,201	$ 412	34.3%	$ 215	21.8%	$ 146	54.9%
Rest Haven	$ 608	$ 264	43.4%	$1,103	$ 677	61.4%	$ 495	81.4%	$ 413	156.4%
Fairfax	$1,294	$ 486	37.5%	$1,488	$ 787	52.9%	$ 194	15.0%	$ 301	61.9%
Oakmont	$ 282	$ 126	44.7%	$ 480	$ 274	57.1%	$ 198	70.2%	$ 148	117.5%
Subtotal	**$3,170**	**$ 1,142**	**36.0%**	**$4,272**	**$2,150**	**50.3%**	**$1,102**	**34.8%**	**$ 1,008**	**88.3%**
Cemetery	**Revenue**	**EBITDA**	**Margin**	**Revenue**	**EBITDA**	**Margin**	**Revenue**	**%**	**EBITDA**	**%**
Rest Haven	$ 223	$ 19	8.5%	$ 426	$ 227	53.3%	$ 203	91.0%	$ 208	1,094.7%
Fairfax	$ 954	$ 354	37.1%	$3,735	$2,687	71.9%	$2,781	291.5%	$ 2,333	659.0%
Oakmont	$ 502	$ 260	51.8%	$1,139	$ 698	61.3%	$ 637	126.9%	$ 438	168.5%
Subtotal	**$1,679**	**$ 633**	**37.7%**	**$5,300**	**$3,612**	**68.2%**	**$3,621**	**215.7%**	**$ 2,979**	**470.6%**
Total	**$4,849**	**$ 1,775**	**36.6%**	**$9,572**	**$5,762**	**60.2%**	**$4,723**	**97.4%**	**$ 3,987**	**224.6%**

Our performance in the first two months of 2020 was weak from our four acquisitions as it was immediately after the acquisition of Fairfax on December 31, 2019 and Oakmont on January 3, 2020, so our integration process had barely begun and our integration and operating teams were stretched thin. What a difference a year makes! The first two months performance of 2021 in our four funeral businesses was spectacular, especially at Rest Haven and Fairfax. The Combined Funeral Revenue from our four businesses increased by $1.1 million or 34.8%, 92.5% of which was converted into Combined Field EBITDA of $1.0 million equal to an increase of 88.3%, as Field EBITDA Margin increased by 1,430 basis points from 36.0% in the pre-integration first two months of 2020 to 50.3% in the post-integration first two months of 2021.

The three acquired cemeteries produced $3.6 million or 77% of the $4.7 million increase in Combined Funeral and Cemetery Revenue, and $3 million or 75% of the $4 million increase in Combined Funeral and Cemetery Field EBITDA from the four acquisitions in the first two months of 2021. Carlos and his team of Directors of Support – Sales in collaboration with our Regional Partners, Directors of Support – Operations and other support teams were able to recruit A Player Sales Managers at Fairfax and Oakmont and begin to build

Page 32 CARRIAGE SERVICES ***2020 Annual Report***

high performance teams of preneed sales counselors. The results thus far have been beyond spectacular, especially from Fairfax which is already at this early stage becoming the powerful growth and profitability engine we knew it had the potential to be. We are confident that the cemetery performance potential of these acquisitions has enormous upside from the current level of performance, as does our Same Store Cemetery Portfolio, a huge reason we are so confident about our high performance during 2020 being sustainable into the future.
The most exciting thing about each of our four recent acquisitions is that, while we are not implying that the combined performance for the first two months of 2021 can be annualized to derive a normalized year of near to intermediate term future performance, we know with certainty that we are still in the early phases of optimizing and normalizing each business for high and sustainable performance over the next five to ten years.
Opportunities and upside possibilities for each are as follows:
LOMBARDO
Continued market share and revenue growth;
Expansion of funeral contract revenue averages which have been low while driving market share gains; and
Expansion of Field EBITDA Margins toward Being The Best Standards Range in the high 30% level.
REST HAVEN
Continued growth of funeral volumes and revenues from rapid population growth near Rockwall, Texas;
Development and execution of High Performance Cemetery Sales Strategy that can be executed over the next ten years; and
Allocate capital for high return internal growth projects.
FAIRFAX
Continue market share and demographic growth of funeral volumes and revenues; and
Development of extensive higher end preneed product inventory designed and customized pursuant to a new cemetery development master plan for highly diverse and dense cultural and religious communities in the Fairfax market area; and
Allocate capital for extremely high returns on invested capital over the next ten years.
OAKMONT
Assess feasibility of building a new funeral chapel to serve the affluent communities in the market;
Finish development of master plan for cemetery designed for optimum use of beautiful topography with development of high end product inventory; and.
Allocate capital for extremely high returns on invested capital over the next ten years.
I will go out on a limb and predict that by the end of Carriage’s Five Year Good To Great II Journey ending in 2024, these four acquisitions should combine for over $60 million in annual revenue and $30 million in annual Field EBITDA at a combined 50% Field EBITDA Margin. While reflecting back on other predictions I have made about Carriage’s future performance and related share price, I have often concluded that I have been an eternal optimist with a “glass half full” mindset 100% of the time, which meant that “I was right so early it seemed as if I was wrong for so long!”
But after witnessing the High Sales Performance Vision Plan that Carlos and his A Player Team have brought to our company, and not just to our cemetery portfolio, maybe this Five Year Good To Great II Journey will indeed lead to that “Carriage Compounded Shareholder Returns” pot of gold at the end of the 2024 rainbow. An earned outcome of financial independence because of ”Carriage ownership awards” at the end of 2024 would be only fitting for the 47 wonderful leaders in our Good To Great II Shareholder Value Creation Incentive Plan who make it happen.
CARRIAGE SERVICES 2020 Annual Report Page 33

VII. Free Cash Flow and Leverage
Our record operating results in 2020 led to a record $70 million of Adjusted Free Cash Flow and a record Adjusted Free Cash Flow Margin of 21.2%. These historic performance records represent incredible increases of 80.3% in Adjusted Free Cash Flow and 700 basis points in Adjusted Free Cash Flow Margin in 2020 compared to 2019, and demonstrate the cash earning power and potential of Carriage going forward.
We introduced the new Adjusted Free Cash Flow Margin financial metric in our first quarter earnings press release dated May 19, 2020 to further illustrate the growing percentage of each dollar of revenue that is available as internally generated cash capital for allocation into high return investments to optimize the growth in intrinsic value per share of Carriage. We will continue to report this important differentiating metric in our future performance releases and expect continued expansion on an annual basis after completion of our planned senior note refinancing transaction.
Our record Adjusted Free Cash Flow also benefited from a minimal amount of cash taxes being paid in 2020 due to previously implemented internal tax methodology changes and benefits from the CARES Act. In addition, we received a tax refund of approximately $7 million that is not included in our reported Adjusted
Free Cash Flow for 2020. Carriage will be a full cash taxpayer in 2021, which is the only reason we have forecast the range of Adjusted Free Cash Flow to be slightly lower at $63 - $67 million in 2021 compared to 2020.
The record Adjusted Free Cash Flow allowed Carriage to make remarkably fast progress on our commitment to reduce debt and improve our leverage profile in 2020. For the year our leverage ratio improved 1.6 turns to 4.4 times from a high of 6 times, and our Total Debt declined $72.9 million or 13.7% from a peak of $534 million on January 3, 2020 to $461.1 million at year end. Our Total Debt to Adjusted Consolidated EBITDA has already fallen to 3.83 times as of March 19, 2021 ahead of our anticipated senior note refinancing.
We have closed on more than $10 million in divestitures while pruning our portfolio of smaller underperforming businesses over the last nine months, and have another $10 - $11 million in planned divestitures that are either under contract or currently being actively marketed. We believe we will have closed or have the majority of these divestitures under contract to sell by the end of 2021.
VIII. Senior Note Refinancing & Capital Allocation
As we have outlined in previous earnings releases, we intend to execute a capital markets transaction to refinance our $400 million 6.625% unsecured senior notes on or before when they become callable at $104.696 on June 1, 2021. Based on the current trading price and yield of our outstanding bonds, the continued historically low interest rate environment and the strength of the high yield bond market, we are confident in the ability to refinance the $400 million of notes with a new 8-10 year unsecured senior notes issue with a coupon approximately 200 to 250 basis points lower than our current rate. This planned transaction should be immediately accretive to annual earnings per share by $0.30 - $0.38 and should also substantially increase annual Adjusted Free Cash Flow by reducing cash interest expense by $8 - $10 million.
We view the approximately $20 million call premium on our senior notes from the ROIC perspective of a new investment opportunity just as we would a new acquisition or share repurchase. In this case, assuming a new $400 million senior notes issue at a coupon of 4.375% versus the existing coupon of 6.625%, the pretax cash ROIC would be 45% annually for the 8-10 year maturity of the issue. It would be almost impossible to find a better value creation use for our capital. Moreover, this transaction should lower our cost of capital a full point to about 6.5% from 7.5%, enhancing the value creation ROIC spread on all future capital allocation investments.
Page 34 CARRIAGE SERVICES 2020 Annual Report

Post the completion of our planned senior notes refinancing, Carriage would have the financial flexibility to allocate our capital strategically to optimize the intrinsic value of each share. We believe Carriage has entered a capital allocation and value creation ‘sweet spot’ for the next 5-10 years, meaning numerous attractive investment opportunities with higher long term organic growth potential and consequently higher rates of return on invested capital than ever before in our history. Savvy and flexible capital allocation will primarily be funded with our own recurring and growing Free Cash Flow, allowing Carriage to maintain a more moderate Debt to Adjusted EBITDA leverage profile and policy than in the past. Higher return capital allocation in combination with our lower cost of capital from a refinancing transaction should lead to significant increases in
Carriage’s overall return on invested capital in the years ahead.
After completion of a planned refinancing transaction, our capital allocation decisions will be focused on the following five areas:
1. Acquisitions. Partnering with the best remaining independent funeral homes and cemeteries in America based on our updated Strategic Acquisition Model. Due to the operational challenges that our industry has experienced due to the Coronavirus Pandemic, we have seen the acquisition market for high quality independent businesses in large strategic markets be close to non-existent over the past year, as independent owners focused on the challenges of the pandemic rather than succession planning. We expect this dynamic to change in the latter half of this year and into 2022 and believe Carriage will be uniquely positioned to continue to be a preferred choice for leading independent owners who are looking for the best long term succession planning solution for their businesses, employees and communities they serve.
2. Internal Growth Capital Expenditures. We believe the best businesses are ones that have superior growth opportunities, enabling us to allocate more capital over time at higher and increasing rates of return on invested capital. We are excited about the opportunities we have across our portfolio to allocate capital at high rates of return as part of our expectation for higher organic Funeral Home and Cemetery Revenue and Field EBITDA growth rates in the future.
3. Share Repurchases. We will allocate capital opportunistically to repurchase Carriage shares if we believe they trade at a significant discount to intrinsic value. We will also evaluate potential share repurchase activity in relation to any near term large scale acquisition opportunities, as we are much more focused on increasing the long term compounding rate for each of our ownership shares than on just getting bigger by adding revenue from acquisitions.
4. Dividend Increases. We were pleased to increase our annual dividend to shareholders by 33% in 2020 with two increases of $.05 each in the second and fourth quarters. Our current annual dividend is $.40 per CSV share and represents a current dividend equity yield of about 1.1%. In the future, we intend to have our annual dividend per share at a level that approximates a 1% dividend equity yield, while the total amount of dividends paid would approximate no more than 10% of our annual Adjusted Free Cash Flow.
5. Debt Repayment. We made amazingly fast progress on our debt reduction plan in 2020 that led to acceleration of the improvement in our credit profile. Once we have completed the planned refinancing transaction, we intend to operate at a more moderate leverage policy of about 3.8 to 4.0 times Debt to Adjusted Consolidated EBITDA in order to maintain the maximum financial flexibility to support our future capital allocation. We also believe equity investors would support this policy as less risky, which could have the impact of increasing our valuation multiples.
CARRIAGE SERVICES 2020 Annual Report Page 35

IX. Preneed Trust Fund Repositioning Strategy: Never Waste a Market Crash and Panic

INVESTMENT PERFORMANCE 2020					
Time Frame	Investment Performance		Index Performance		
1 year ended 12/31/2020	Discretionary 16.10%	Total Trust 14.90%	S&P 500 18.40%	High Yield Bond Index 7.10%	70/30 Index Benchmark 10.50%

Carriage's Discretionary Preneed Trust Fund Portfolio had a total return of 16.1% in 2020 compared to 18.4% for the S&P 500 and 10.5% for our 70/30 High Yield Bond/S&P 500 benchmark. The 16.1% return in 2020 improved our long term average annual total return for our Discretionary Preneed Trust portfolio to 13.9% since Carriage began to manage its trust fund assets internally on October 14, 2008.

Shown below in quotation marks are the six paragraphs from the preneed trust fund section in my 2016 Shareholder Letter, because the commentary is still highly relevant and timely for a deeper historical perspective of the major trust fund repositioning strategy we executed in 2020:

> "We took control of our trust funds on October 14, 2008 and executed a complete repositioning strategy over the next eighteen months focused on individual security selection with a large concentration in the TARP pari passu preferred stocks of 'Too Big To Fail' financials (cents on the dollar – apparently we were "the market"). Consequently, we were able to emerge from the 2008/2009 market crash with trust funds that were hugely overfunded and had large recurring income from our fixed income portfolio (financial preferred stocks and high yield notes).
>
> Since October 2008 we have developed an in-house team of professionals under the leadership of Ben Brink to manage our trust assets. Over the past eight years we have continued to execute a strategy of individual company and security selection geared toward high yield fixed income securities and large market capitalization stocks. Given the long term nature of preneed contract liabilities and the permanent nature of the capital, we have the ability to take a long term and patient view of our investments and be most active in the portfolio at times of market distress and dislocation (i.e. Be Greedy when others are Fearful).
>
> We view the permanent nature of this capital and the long term liabilities of preneed contracts as an important competitive investing advantage since we have no concerns about a sudden outflow of funds from our portfolio during times of market distress, nor do we feel the pressure to make short term decisions in order to beat a benchmark performance index. We believe that the permanent nature of the preneed trust funds has enabled us to remain patient, diligent yet opportunistic for occasional portfolio repositioning for better relative value opportunities.
>
> Since the financial crisis of 2008/2009 we have had several other significant opportunities to reposition the portfolio for long term success. The two most significant timeframe opportunities were the six to nine months after S&P downgraded the triple A credit rating of the United States on August 5, 2011, and again in the fourth quarter of 2015 through the first quarter of 2016 when the energy markets plummeted (oil price hit $26 per barrel before rebounding), triggering substantial declines and volatility in most other equity and fixed income sectors as well. Both of these time periods gave us the opportunity to upgrade the credit quality of our large fixed income portfolio allocation at prices less than par, thereby positioning our trust funds for future capital gains while simultaneously increasing our recurring annual income.
>
> We view the in-house management of our trust funds as an integral part of our Mission of **Being The Best** and a critical support service for enhancing operating financial revenue for our Managing Partners and their operating businesses toward the goal of higher Standards Achievement over time. Our long term investing track record is confirmation that we are performing at a high level that is in complete alignment with the high operating and financial performance history of our operating portfolio of businesses.

Page 36 CARRIAGE SERVICES *2020 Annual Report*

We decided in 2012 to separate the trust fund financial performance embedded within the funeral and cemetery operations segments in our Five Year and Five Quarter Trend Reports to more clearly reflect financial performance mostly produced by our in-house investment team in Houston from pure operating and sales performance produced by our Managing Partners and Sales Managers in our funeral and cemetery businesses. Our thinking then and even more so now was that such separation and transparency of performance would increase the ownership mindset, personal accountability and sense of ‘Carriage Team’ responsibility for those who produce the results and therefore lead to continuous improvement over time.
That simple yet powerful idea in our operations and overhead reporting has been and remains a driving force for the high performance evolution in all areas of our company.”
A. Repositioning Strategy, Execution and Result During Coronavirus Market Crash and Recovery. As stated at the beginning of this 2020 Shareholder Letter, I began the 2019 Shareholder Letter in my home library on Sunday, March 29, 2020, five days after Houstonians were subjected to “Stay at Home Orders” that lasted until April 30, 2020, and six days after the market hit a bear market bottom on Monday, March 23, 2020. The DOW had reached an all time high of 29,551 on February 12, 2020 in the climax to an almost eleven year bull market (prior bear market bottom on Friday, March 6 / Monday, March 9, 2009), and then declined 38% in forty days to 18,321 on March 23, 2020, when the DOW finished its historically short bear market by plunging almost 3,000 points that Monday.
By Friday, March 6, 2020, we had completed most of the preparation for a major trust fund repositioning by raising our cash allocation from $15.5 million or 8% at December 31, 2019 to about $54 million or 25% of total assets at cost on March 6th. We began to make a major rotation into equities and fixed income securities on Monday, March 9th when the DOW was down over 2000 points because of Coronavirus Pandemic fears and the economic and financial impact to our country, economy and businesses.
I had previously experienced an economic environment with similar characteristics in the mid to late eighties when Texas went through an oil, real estate and banking depression while the rest of the economy was booming because of low energy prices and declining short and long term interest rates under the Reagan/Volker policies.
So we devised a specific relative value rotation into the equities and fixed income securities of companies that we believed would weather the short to intermediate COVID-19 economic damage and emerge as big winners. In a more normal market, there is a trade-off between an investment strategy designed to optimize either capital gains or recurring income or in our case a balance of both biased toward recurring income with a majority asset allocation to fixed income securities.
But the Gold Standard Black Swan Event of the sudden and violent Coronavirus Market Crash gave us the opportunity to “get greedy” when the fear was greatest and achieve both huge recurring income and huge capital gains in both equities and fixed income securities trading at incredible discounts to intrinsic fair value. When liquidity is sucked out of a market and the price discovery concept is nowhere to be found, investing becomes an exciting and fun thing to do, especially as I was locked at home with nothing to do but watch fear mongering “noise” masquerading as news on television.
We picked mostly equity securities with high dividends (likely sustainable through the crisis which in each case has happened) and a smaller group of “deep value” equities in companies that were local to Houston or Texas or otherwise that we had personal knowledge of for over twenty years, including Dow, Lyondell Basell, Main Street Capital, Phillips 66, Valero, Westlake Chemical Corp. and Partners I. P., Freeport McMoran, Hillenbrand, Independent Bank Group, Insperity, etc. We executed on what we already knew from long experience and other dramatic cycles as there was no time for research and due diligence in the midst of panicked fear and crashing markets.
CARRIAGE SERVICES 2020 Annual Report Page 37

We picked fixed income securities in companies which mostly were already in our portfolio except that we went big on an allocation in the early summer timeframe into the first group of “desperation survival financings” from cruise lines that included really high coupon (low double digits) first lien bonds maturing in 3 – 6 years (Carnival, Norwegian, Royal Caribbean). Shown below was my description in my 2019 Shareholder Letter on the state of the markets as of March 29, 2020:
After the S&P 500 Index closed at an all-time high of 3,386 on February 19, 2020 (39 days ago), the equity and bond markets collapsed because of fear and panic by investors over the Coronavirus Pandemic, with the S&P 500 plummeting to an intraday low of 2,337 on Monday, March 23rd, down 34% in 33 days, while the DOW Industrials were down 37.1% intraday;
Bond markets began to freeze up as liquidity was sucked out of bond funds when investors sought safety in cash, exploding yields;
As the shock of the Coronavirus Pandemic Crisis, having already caused a sudden economic crash and crisis, began to be processed by investors, fears of a financial and credit crisis were made worse by a slow response by the House of Representatives to the fiscal and monetary package passed by the Senate because of the deep political divide in our country;
A lack of liquidity in the markets and a spike in volatility has characterized both equity and bond markets over the last month with the CBOE Volatility Index (VIX) hitting an all-time high of 82.69 on Monday, March 16, 2020, and the U.S. Ten Year Treasury yield hitting an all-time low of 0.54% on Monday, March 9, 2020, as investors sought safety and the avoidance of any corporate risk;
Share prices of the most directly and severely impacted companies (airlines, hotels, cruise lines, Boeing, etc.) were down as much as 50% - 80% in one month at the recent market low on March 23, 2020, as were most energy companies that were already way down from the excess production and supply driven by geopolitical dynamics between large producers like Russia and Saudi Arabia;
Bond yields especially in all high yield categories exploded as the lack of liquidity caused a breakdown in normal price discovery mechanisms, i.e. no buyers “bidding” and sellers willing to “ask” and accept hugely discounted prices from par (30 to 60 cents that one month ago were 100 cents).
The medical, economic, financial and political crises, compounded by scary worst case reporting by almost all media, all occurring simultaneously and suddenly because of a once in a lifetime novel Coronavirus Pandemic, have defined the Gold Standard for a Black Swan Event, creating an investment environment of uncertainty that is likely to last for months if not much longer.
B. Execution of Trust Fund Repositioning Strategy. Since March 6, 2020, we have deployed a total of about $94 million in new capital through March 2021 that has led to the following benefits to the current and future performance of our trust fund portfolio and the correlated substantial increase in
Carriage’s reported Financial Revenue and EBITDA:
1. The $94 million of new capital deployed increased recurring annual income in our trust fund portfolio by approximately $8.6 million or 112%, which increased the total recurring annual income to $16.3 million.
2. The $94 million of new capital deployed has generated about $45 million of realized and unrealized capital gains, of which about $41 million remain unrealized at this time.
3. The $94 million of new capital deployed was allocated $41.9 million (45%) into equities at a yield to cost of 7.2% which currently have about $30 million in unrealized gains, and $52.1 million (55%) into fixed income securities at a yield to cost of 10.6% which currently have $11.0 million in unrealized gains.
Page 38 CARRIAGE SERVICES 2020 Annual Report

4. Execution of the Repositioning Strategy coupled with existing long term core holdings has positioned our Preneed Trust Funds for additional long term capital appreciation **and** the ability to maintain the current high level of recurring income.
5. Primarily driven by the increase in recurring investment income earned by our Cemetery Perpetual Care Trusts, our recognized and reported Financial Revenue increased 24.6% to $19.7 million while Financial EBITDA increased 29.3% to $18.4 million in 2020 compared to 2019. This increase while substantial only included the benefits to Financial Revenue and EBITDA from our Repositioning Strategy for 7 months from June through December.
6. Financial Revenue is expected to increase to approximately $22 - $23 million in 2021, while Financial EBITDA is forecast to grow to $21 -$22 million at a 94% -95% Financial EBITDA Margin in 2021. We view this amount of Financial Revenue and EBITDA as sustainable over the next 3-5 years based on the current dividend profile of our equity positions and maturity and quality profile of our fixed income portfolio.

C. Preneed Trust Allocation and Results at Key Dates. Shown below are our preneed trust fund holdings on key dates beginning on December 31, 2019 and ending on February 8, 2021. Since February 8, 2021, additional allocations have been made into equities which added over $300,000 in recurring income.

CSV DISCRETIONARY PRENEED TRUST HOLDINGS (IN MILLIONS)

At December 31, 2019	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Annual Income
Fixed Income	$ 114,519	55%	$ 118,668	56%	$ 4,148	$ 7,532
Equity	$ 77,815	37%	$ 78,957	37%	$ 1,142	$ 2,568
Cash & Cash Equivalents	$ 15,518	8%	$ 15,518	7%	$ -	$ 70
Total	**$ 207,852**	**100%**	**$ 213,143**	**100%**	**$ 5,290**	**$ 10,170**

At March 6, 2020	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Annual Income
Fixed Income	$ 88,371	40%	$ 89,039	43%	$ 688	$ 6,957
Equity	$ 76,951	35%	$ 63,2397	31%	$ (13,711)	$ 2,345
Cash & Cash Equivalents	$ 53,876	25%	$ 53,876	26%	$ -	$ 85
Total	**$ 219,198**	**100%**	**$ 206,154**	**100%**	**$ (13,043)**	**$ 9,387**

At March 23, 2020	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Annual Income
Fixed Income	$ 100,801	46%	$ 80,113	51%	$ (20,688)	$ 8,305
Equity	$ 107,303	49%	$ 67,927	43%	$ (39,376)	$ 3,791
Cash & Cash Equivalents	$ 10,286	5%	$ 10,286	6%	$ -	$ 65
Total	**$ 218,390**	**100%**	**$ 158,326**	**100%**	**$ (60,064)**	**$ 12,161**

At December 31, 2020	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Annual Income
Fixed Income	$ 138,548	61%	$ 150,722	63%	$ 12,174	$ 12,247
Equity	$ 82,332	37%	$ 85,401	35%	$ 3,069	$ 3,673
Cash & Cash Equivalents	$ 4,667	2%	$ 4,667	2%	$ -	$ 0
Total	**$ 225,547**	**100%**	**$ 240,790**	**100%**	**$ 15,243**	**$ 15,920**

At February 8, 2021	Cost	% Total	Market	% Total	Unrealized Gain/Loss	Annual Income
Fixed Income	$ 138,491	63%	$ 154,135	61%	$ 15,644	$ 12,229
Equity	$ 78,050	35%	$ 95,306	38%	$ 17,256	$ 3,720
Cash & Cash Equivalents	$ 4,052	2%	$ 4,052	1%	$ -	$ 0
Total	**$ 220,593**	**100%**	**$ 253,493**	**100%**	**$ 32,900**	**$ 15,949**

CARRIAGE SERVICES *2020 Annual Report* Page 39

D. Recognized and Reported Results of Trust Fund Repositioning Strategy. Shown below is the Five Year Financial Trend Report section from Carriage's Five Year Trend Report ending December 31, 2020.

FIVE YEAR FINANCIAL TREND REPORT (MILLIONS, EXCEPT MARGINS)

Financial Revenue	2016	2017	2018	2019	2020	Proforma 2021
Preneed Funeral Commissions	$1.4	$1.3	$1.3	$1.5	$1.3	
Preneed Funeral Trust and Insurance	$6.9	$6.9	$7.1	$6.9	$7.8	
Cemetery Trust & Perpetual Care	$7.2	$6.2	$5.7	$6.0	$9.7	
Preneed Cemetery Finance Charges	$1.6	$1.5	$1.7	$1.4	$0.9	
Total Financial Revenue	$17.1	$15.9	$15.8	$15.8	$19.7	$22.0 - $23.0
Funeral Financial EBITDA	$7.5	$7.2	$7.4	$7.4	$8.2	
Cemetery Financial EBITDA	$8.5	$7.4	$6.8	$6.8	$10.2	
Total Financial EBITDA	$16.0	$14.6	$14.2	$14.2	$18.4	$20.8 - $21.8
Total Financial EBITDA Margin	93.3%	91.7%	90.2%	89.9%	93.3%	94.8% - 95.2%

This trust fund portfolio repositioning benefit began to first be reflected in our June 2020 financials. On a full year basis as reflected in the Five Year Financial Trend Report as Proforma 2021, we expect our Financial Revenue to increase by $6 million to $7 million to a range of $22 million - $23 million, about 40% higher than the $15.9 million annual average for 2017-2019. Moreover, because we have restructured some of the underlying cost structure mechanics in our pooled trust fund asset partnership, the Financial EBITDA Margin should increase from about 90% during the 2017-2019 timeframe to approximately 94% - 95% over the remaining period of our Milestone Two Year Scenario ending 2022.

The result through 2022 and to a large degree thereafter should be an increase of 45% - 50% in annual Financial EBITDA equal to about $6.5 million - $7.0 million, adding approximately 23-25 cents per share annually to EPS (2 cents per month) and dollar for dollar to Adjusted Consolidated EBITDA, pretax net income and pretax Free Cash Flow. The sustainable cash earning power of our Total Revenue will therefore move to a higher plateau as reflected in our Adjusted Consolidated EBITDA Margin and Adjusted Free Cash Flow Margin over our second five year **Good To Great II Journey** timeframe ending in 2024.

Page 40 CARRIAGE SERVICES *2020 Annual Report*

X. Carriage Good To Great Flywheel
Any serious investor or person who has an interest in Carriage for any reason must know by now that the famous book Good To Great written by Jim Collins in 2001 has had a huge impact on how I have built
Carriage, especially since October/November 2011 after a major management reorganization on November
4, 2011. I wrote extensively in my 2016 Shareholder Letter about the 2001 – 2011 “under the public covers” radical evolutionary learning journey phase of Carriage which led to our internal and public declaration that on January 1, 2012 we were embarking on our first Five Year Good to Great Journey ending 2016.
Our high performance took off in 2012 and was sustained through 2016, and our share price followed like night follows day, increasing from $5.60 per share on December 31, 2011 to $28.64 on December 31, 2016, equal to a 38.4% annual compounded return over the first Five Year Good To Great Timeframe.
I explained in my 2018 Shareholder Letter that my mistake in promoting the Wrong Who to Chief Operating
Officer at the beginning of 2017 had led to declining performance trends in an increasing number of our operating businesses in 2017 and particularly the first eight months of 2018. I linked the declining trends to a rapidly slowing Flywheel Effect within our portfolio of businesses and operating leadership at all levels, which was the first time I had focused internally and externally on this high performance concept first introduced in
Good To Great.
The Flywheel Effect performance concept much like the First Who, Then What concept can either have a significant negative impact on performance trends (Carriage in 2017 and 2018) or a huge positive impact
(Carriage from 2011 to 2016). Jim Collins concluded the same after witnessing many of the original companies featured in Built To Last and Good To Great fall from being special in any way and in some cases disappear completely. So eighteen years after writing Good To Great, Jim in 2019 wrote Turning The Flywheel, a Monograph to Accompany Good To Great, with a subheading, “Why Some Companies Build Momentum….And Others Don’t.”
As Carriage’s 2020 Transformative High Performance began to accelerate during the second half of the year, our Executive Team and Operations Leadership Teams began to say frequently in our daily conversations that the Flywheel Effect was kicking in and accelerating our already broadly higher performance across all three regions. One morning I arrived in my board conference room where I had been working since the pandemic began and there was the Flywheel Effect Monograph lying on my Board table for my review. I had not been aware that Jim Collins had written this 60 page piece, much less that Jeff
Bezos and Amazon had developed an Amazon Flywheel after meeting in the autumn of 2001 with Jim Collins just as Good To Great hit the market in the middle of the dot.com bust.
As a known student of highly successful people and companies, I often get books on leadership and biographies of highly successful people sent to me as gifts. As there was no note from anyone with the Monograph, I asked my Executive Assistant, “Winnie The Winner” Hurston, who had sent me the Flywheel Effect Monograph. She immediately said, “No one, I went online and found and ordered it, since I knew you would be interested in reading about the Flywheel Effect because thats what’s going on in Carriage now!”
Stunned but not shocked at her insight and initiative, I immediately said, “Please order fifty more copies as I want to drive this concept first among our Executive Team and Board and then across all Operations and
Houston Support Center leadership teams.” She said, “I already ordered twenty copies knowing you would want to do that, but I’ll order thirty more!”
Steve and Carlos immediately began a project to develop Carriage’s own Good To Great Flywheel in collaboration with other Executive Team Members. The completed Carriage Good To Great Flywheel is shown on the next page, which led to our 2021 Theme of “Carriage Services 2021: Accelerating High Performance Flywheel Effect!”
CARRIAGE SERVICES 2020 Annual Report Page 41

To be clear to anyone reading this section, Winnie isn’t available as she has had a front row seat since October 2006 to witness and personally participate in Carriage’s evolutionary learning journey that never ends, which produced Transformative High Performance in 2020. Plus, she enjoys her work, has a VIP seat on Carriage’s Good To Great Journey Bus and has her sights clearly on our intrinsic value destination by the end of 2024!
GOOD TO GREAT HIGH PERFORMANCE FLYWHEEL
Value Creation Dynamics 5 Guiding Principles
Capital Allocation First Who, Then What
Standards Operating Model 4E Leadership
High Value Personal Service High Performance Culture
Being the Best Operator Consolidator Value Creator Carriage Services
I will close this section with a quote from the Jim Collins FLYWHEEL Monography.
“Never underestimate the power of a great flywheel, especially when it builds compounding momentum over a very long time. Once you get your flywheel right, you want to renew and extend that flywheel for years and decades – decision upon decision, action upon action, turn by turn – each loop adding to the cumulative effect.”
XI. Observations about 2020 and the Evolution of our Standards Operating Model
After the shock of a once in a lifetime worldwide Coronavirus Pandemic during which death and the fear of death and the unknown becomes part of daily life (or the lack of normal daily life as we had known it), it has been a time for reflection on what really matters both personally and professionally. Within Carriage, we are blessed that the nature of the noble work that our wonderful people do means that there is little distinction between personal and professional, as Carriage has become like family to most of us who are committed to a Good To Great Journey that never ends.
For those of you interested in Carriage but maybe new to our almost thirty years of history, I will repeat verbatim the entire last section in my 2016 Shareholder Letter (Pages 38 and 39), which covered the first 25 years of Carriage and was titled, “The Evolution of Our Learning Journey.” As you reflect upon our amazing milestone year of Transformative High Performance in 2020 during the tragedy of a Coronavirus Pandemic, I believe you will find the content in this section more profoundly valid today in the era of the COVID-19 Pandemic than when it was written four years ago in early 2017.
Page 42 CARRIAGE SERVICES 2020 Annual Report

Final Observations About The Past and Present. To conclude this Shareholder Letter, I will share a few observations and conclusions about human nature and the nature of our markets as well as what I believe to be the current state of the nature of Carriage.
It is very difficult for most people (even some very smart ones) to think about something in a completely new, unorthodox, counterintuitive and unconventional way – which makes the uniqueness of Carriage as it has evolved pretty cool for those who “get to the other side!”
Our small market capitalization size is a large hurdle to overcome with many institutional investors who perceive our small size as riskier and/or need to invest much larger pools of capital than the liquidity of our outstanding shares can accommodate, but we have learned to live with this frustration and focus only on maximizing the compounding of the intrinsic value of each of our shares over five to ten year timeframes into a “coulda, woulda, shoulda bought that” share price!
Our organizational framework is designed around the idea of partnership. Our three models and high performance culture ideas and concepts as they have evolved over the last thirteen years have turned the classic methodology of consolidation upside down and made the most important jobs in the company those of our Managing Partners at the local business level rather than up the chain of command.
The high performance culture ideas and concepts of Carriage as they have been implemented and evolved have dramatically flattened our organization structure; eliminated numerous bureaucratic layers and the associated politics, perks and meaningless titles; simplified and eliminated in many cases the complexity of burdensome reporting, policies and procedures; and eliminated endless corporate process oriented initiatives – all characteristics that creep into most companies as they grow through a succession of enterprise leaders over time.
Our High Performance Culture Framework is more cost effective organizationally, as the corporate organizational overhead does not “eat up” a substantial amount of the incremental financial performance of our field businesses, especially as we leverage our consolidation platform with growth by highly selective acquisitions, enabling more of the value creation to be shared with both those who create it locally and with public shareholders.
The best remaining family owned funeral home and cemetery business franchises in the best markets will absolutely get better over time after full integration into our Being The Best framework of operations support.
The innovation, evolution and application of our Standards Operating Model and
High Performance Culture Framework for operating and consolidating the funeral and cemetery industry is akin to intellectual property that was developed over the last thirteen years which forms a “protective cultural moat” around Carriage’s earnings power.
Curious and disappointed why no one has challenged our contention that Carriage’s 29.7% Adjusted Consolidated EBITDA Margin in 2016 is not only a company but an industry milestone that has never been achieved. But even more profoundly, “What Does It Mean?”
CARRIAGE SERVICES 2020 Annual Report Page 43

Intrigued why no one has had the curiosity to ask us about the book Beyond Budgeting co-authored and published in 2003 by Robin Frazer and Jeremy Hope or about their article “Who Needs Budgets” published in the February 2003 edition of Harvard Business Review. But really fascinated that the ideas and concepts they researched on a “radically decentralized” business model have gone nowhere fast in “Corporate America” over the last fourteen years.
Fascinated to learn about and read The Evolution of Cooperation, authored by Robert Axelrod and published in 1984, from a recommendation in Mark Leonard’s 2014 Constellation Software Shareholder Letter, a book he said changed his thinking on many important matters. After reading this book and a subsequent one titled Harnessing Complexity with the subtitle Organizational Implications of a Scientific Frontier, co-authored by Robert Axelrod and Michael D. Cohen in 2000, I would postulate (maybe not so humbly) that Carriage has evolved into a rather advanced state of “harnessing the complexity” of successfully operating and consolidating the highly fragmented funeral and cemetery industry for the huge benefit over time of long term shareowners.”
XII. Who and What Really Matters
The very best part of my job is letting our wonderful leaders and employees know what those of us here in the Houston Support Center and our Board think of them and the noble work they do no matter the harshness of the environment or local conditions in which they are called to service. Shown below is the last paragraph of my 2020 annual theme letter to Managing Partners, Sales Managers and Houston Support Center Leaders at the beginning of the year dated February 18, 2020, followed by my verbatim year end message to all employees dated December 29, 2020, which together serve as the beginning and ending bookends to a year that profoundly changed our country and the world:
Last Paragraph of 2020 Theme Letter Dated February 18, 2020
“I will end this theme letter the same way I have ended many others since we launched the first five year Good To Great Journey on January 1, 2012, with a quote from the book Good To Great by Jim Collins:
“Greatness is not a matter of circumstance.
Greatness, it turns out, is a matter of conscious choice!”
As I have always done and can never do otherwise, I choose Greatness because the challenges and difficulties that must be overcome by special people bound together by a common cause of Being The Best at their noble profession is simply the most meaningful and wonderful journey in business and life that anyone could hope for or indeed imagine.
Mel”
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Year End 2020 Message to All Employees Dated December 29, 2020
“We entered this year with high hopes of 2020 being a breakout year of TRANSFORMATIVE HIGH PERFORMANCE for each of our operating businesses and for Carriage as a Being The Best Company in the funeral and cemetery industry. And then the world, our country, our industry and our company were all shocked to the core by the Coronavirus Pandemic Crisis which began in March and is now reaching new peaks of infections and deaths during what has typically been our peak flu season.
Yet our wonderful Managing Partners, Sales Managers and their teams of high performance employees in each of our businesses adapted quickly to the many fears and initial unknowns related to the COVID-19 Pandemic and became role models for their communities and client families for what courageous leadership in times of crisis is all about. And the wonderful support teams comprised of our Directors of Support and Sales across the country along with the leaders and employees in the various Houston Support Center departments have been in your foxhole since day one of the pandemic supporting each of you through the battle against not only the Coronavirus but the endless mandated restrictions and frequently with a shortage of staff for serving your client families effectively when they needed it most.
In a normal environment the leaders and employees of our funeral homes and cemeteries have the heavy fiduciary responsibility of performing the noble work of caring for client families who have lost a loved one to death or are planning in advance for that inevitability. Even amidst a once in a lifetime Coronavirus Pandemic, client families have not been immune to the need for a special ritual to grieve and/ or celebrate the life of a loved one or friend who has died, a uniquely human need dating back thousands of years to the beginning of time.
So I am honored and proud to express the gratefulness and pride that our Leadership Team feels toward each of you and what you have achieved through your courageous service to your client families and communities throughout this year of the Coronavirus Pandemic.
Each one of you are nothing less than an inspirational hero to each member of our Leadership Team and Board of Directors and we thank you from the bottom of our hearts.
And you did achieve a breakout year of TRANSFORMATIVE HIGH PERFORMANCE! THANK YOU FOR THE BLESSING OF YOU!
May you and those near and dear to your heart have a SAFE, HEALTHY AND HAPPY NEW YEAR!”
CARRIAGE SERVICES 2020 Annual Report Page 45

ACKNOWLEDGEMENTS
To start and build Carriage after thirty years into a High Performance Culture Company that just happens to be in the funeral and cemetery industry is a dream come true for me. That Vision of Becoming The Best in our industry could not have been achieved without a handful of people inspiring, developing and mentoring my skills, leadership style and thinking in my pre-Carriage career. I acknowledge and thank them as follows:
Ben Love, the iconic Visionary Chairman and CEO of Texas Commerce Bank (TCB) and Bancshares. I moved to Texas and joined TCB in October 1975 and in my five years got to be part of Ben building TCB from the second largest bank in Houston into one of two Triple A banks in the country, the other being JPMorgan at the time. I learned from observing Ben’s metric driven, untraditionally and aggressively market share driven, nothing but Darwinian top talent culture, decentralized decision making banking framework, “how to build” a high performance culture company that just happened to be in the banking industry. I would like to think of Carriage as the TCB of the deathcare industry, a thought that I know would make Ben proud, who passed away in 2006.
Peter de Savary, the English Entrepreneur, Sailor and Sponsor of England’s America’s Cup entry in the 1983 competition in Newport, Rhode Island. I worked with Peter from July 1981 to the end of 1983 attempting to restructure and revitalize what turned out to be an uneconomic independent refining company after President Reagan decontrolled the price of oil on January 20, 1981. Peter taught me how to be an entrepreneur and to have fun and project optimism about the future even in an economic environment that had turned negative against you.
Richard Rainwater, who taught me from 1984 to 1987 that big ideas and dreams can come true and were incredibly fun to achieve, and that we are only limited by our imagination, boldness and ability to inspire others who are like minded at becoming the best. After I heard about his rare degenerative brain disease, I wrote Richard a letter in August 2014 letting him know that his encouragement for me to strike out on my own had changed my life and led to the founding of Carriage. I subsequently had lunch with Richard in Fort Worth to express my appreciation in person (he could not speak, but he had a strong man-hug) not long before he died in 2015.
Dr. Chihiro Kanagawa, Chairman of Shin-Etsu Chemical Co., Tokyo, and founder of a small PVC plastics company in Houston named Shintech, Inc. in the mid 1970’s with its principal plant in Freeport, Texas. I made a non-recourse TCB loan in the early summer of 1976 for Shintech to buy out its 50-50 joint venture American Partner. Kanagawa-san then built Shintech into the world’s largest and most profitable PVC company over the next 35 years and became an icon in Japan known as the Jack Welch of Japan. There have been numerous books written about him, one describing him as the best business manager in the world, having gotten rid of budgets in 1995, an achievement Jack Welch could not do during his 20 years as CEO of GE.
As a young banker, Kanagawa-san taught me to demand excellence in all things and from all people all the time and not to settle for anything else. After 27 years of having no contact, we had four consecutive years of lunch reunions starting in 2014 at his favorite Japanese Tea Room at the Imperial Hotel in Tokyo, where we always laughed at guessing how high our respective share prices might be at our lunch reunion when he is 150 years of age (now 94) and I will be 133! (I’m 17 years younger). I hope to have another lunch reunion with my dear friend in Tokyo when the environment is again safe to travel internationally.
Page 46 CARRIAGE SERVICES 2020 Annual Report

A SPECIAL ACKNOWLEDGMENT TO THE LOVE OF MY LIFE
Carriage would never have become my dream company come true if I had not first met Karen Payne, who was, became and is my Dream Girl, Dream Wife, Dream Mother and Dream Partner in My Life Journey.
In May 1982, after returning to Houston on a Saturday from three weeks in Paris restructuring the debt of the independent refining company that Peter and I were trying to recapitalize and then revitalize, I decided to dress up and have dinner alone at the most popular dance/supper club in Houston at the time, Elan’s. I wanted to simply relax and enjoy the scene and retire early to recover from my jet lag and three weeks of hard work.
Soon after I was seated, I spotted a group of lively and beautiful young women friends among which there was one who was very tall, gorgeous and literally a vision in white (she appeared more like an Angel than a real person!). Obviously, I was smitten by her rare beauty and poise, but she was also “the life of the party” within her group of friends and others who interacted with them. I was so mesmerized that I sat there until almost 2:00 AM enchanted by her every move. But when the club announced, “Last call for drinks and last dance,” I said to myself, “If I don’t ask that Dream Girl to dance, I might regret it for the rest of my life!” Karen and I danced to ‘Frank Sinatra’s New York, New York’ as if we had been dancing together for twenty years, confirming there really can be Love At First Sight. After our marriage in October 1983, we’ve been dancing and living our life together to the fullest degree possible for 37 years on our personal Good To Great Life Journey that I never want to end.
Karen and I are very different in our personalities (opposites indeed are magnificently and magnetically attracted to each other) but Being The Best at what we individually choose to do is NOT one of those differences.
Soon after we were married, I encouraged Karen to quit her job in accounting (she hated it!) and become a model, which she had said her exotically beautiful mother Dorothy (Lebanese but known as the Sophia Loren of Houston in the 1950’s) had always dreamed she could be. After entering a modeling school founded by a well known talent agent, Karen was immediately discovered by Joan Wilson of Neiman Marcus (Devil Loves Prada personality profile) who said Karen would be “loved” by James Galanos, the famous American fashion designer and couturier based in Los Angeles whose career spanned from the early 1950’s to 1998. Indeed Mr. Galanos did immediately “love” the way Karen fit his designs and made customers feel so special. She became one of Mr. Galanos’ two “fit” models for his haute couture spring and fall collections for the next twelve years. After modeling for Gianni Versace in 1986 shortly after our son Preston was born, Karen most famously was offered the opportunity to move to Milan in 1986 to become a house model for Versace. She turned that opportunity down as well as any others that would have interfered with her first being a mother and my wife and partner.
If not for Karen’s significant modeling income after I lost my financial savings in the October 19, 1987 Black
Monday Market Crash, I don’t know what would have happened to all our future choices and outcomes that turned into the many blessings that we enjoy today, including the founding of Carriage in 1991. After Karen and I began to take our top performers on Being The Best Pinnacle of Service Trips in the 1993-1994 timeframe, she became fast friends and family with each couple, so over time we became a Carriage family of families coming together each year to catch up on each other’s lives. As the Carriage portfolio grew by acquisition, our Carriage family of friends grew as well, as Karen would focus on making any newcomer feel at home immediately.
After our daughter Sumner was born in 1993, Karen continued to model for all the top fashion designers at the time until 1997, and then retired at her very peak (think of a young “Audrey Hepburn” on a fashion show runway) to become a full time mother devoted to her children and support for me while I continued to build Carriage. And later after our two wonderful children left our nest, Karen became a top quality homebuilder devoted to making each home uniquely special and analogous to a finely designed couture dress with only the best fabrics and exquisitely detailed construction. The only issue even today is that she falls in love with each one by the finish and has to go through a bit of a grieving process when a lucky buyer puts in a winning contract (the higher the price, the less the grieving!).
CARRIAGE SERVICES 2020 Annual Report Page 47

I’m very proud of my wife and everything she has accomplished with her life, and grateful beyond words at how she has supported me through the ups and downs of building Carriage. Karen dearly loves all our field leaders and people and they in return dearly love her, as she has a magical way of making each one feel as if they are the most important person in the world when they are interacting with each other (They ARE!). Karen has therefore been critical to building the vitally important deep, trusting and long term relationships that help define our culture, which is what Carriage is all about.
Karen’s greatest achievements in life have been raising our two children, Preston and Sumner, to become wonderful and intelligent young adults who are also close friends. Thank You Dear Karen for the Blessing of Having You as My Dream Wife and the Unimaginable Joy and Meaning You Have Given to Our Good To Great Life Journey.
A FINAL GOODBYE
To end this Shareholder Letter, I would like to say a public final goodbye to two Carriage Managing Partner
Icons who we lost late in 2020 and early 2021, Ed English and Mark Cooper. Over the last thirty years of building a dream named Carriage, there are individuals who by circumstance or luck joined the cause and over time our relationship grew deeply and meaningfully to one of mutual respect, trust, loyalty and love for each other, as was the case with Ed and Mark.
I first met Ed in mid-November 1991, a little over five months after Carriage was founded. We owned nothing and I knew little about the industry, although I had just put in writing our Mission Statement and Five Guiding Principles. I had entered an agreement to buy three funeral home businesses in the Chattanooga market from Service Corporation International, which was selling them pursuant to an FTC Consent Decree, one of which was Ed’s business, Lane Coulter Funeral Home in Red Bank, Tennessee. I recall vividly sitting on a couch with Ed explaining my Being The Best Vision for Carriage over the next five to ten years, yet I was noticing a bit of skepticism on Ed’s face, which turned out to be one of his lovable “best known for” characteristics.
Ed patiently waited for me to finish my vision pitch, after which he said, “Mr. Payne, you seem like a very nice person who really believes what you just told me, but did no one tell you that Carriage would be the fifth owner of my business in five years, and the last three before you said exactly what you just did!!!” When I asked who preceded the last three owners, Ed said, “My father-in-law Mr. Coulter, who sent Debbie and me on a nice two week vacation and sold the business while we were gone!”
I learned so much about the funeral business from Ed over the many years we were partners, especially how to leverage growing volumes and revenues over the high fixed costs of the business into almost ridiculously high Field EBITDA Margins and Field EBITDA. Ed paid for his business many times over more than two decades, quickly becoming a superstar performer in our portfolio and one of the Best of The Best Managing Partners I asked to create our Funeral Performance Standards in late 2003 and serve on our first Standards Council.
Karen and I went on many Being The Best Pinnacle of Service trips with Ed and Debbie, and I’m honored and proud to express not only my gratitude for his critical role and contribution to Carriage over the last thirty years, but my love for him. He was a unique and wonderful character who was truly my Foxhole Buddy Partner, and will be forever missed but never forgotten! I met Mark Cooper in early 2007 when we recruited him as Managing Partner of Seaside Memorial Park and Funeral Home and Corpus Christi Funeral Home, which we had just acquired on January 1, 2007. After seven years of radical change from the 1990’s, Carriage had started to grow again using our new Strategic Acquisition Model because Carriage had become a good operating company under the evolving framework of our Standards Operating Model, using our 4E Leadership Model for profiling the Right Who Managing Partners.
Page 48 CARRIAGE SERVICES 2020 Annual Report

Mark had an amazing history of success with Stewart Enterprises at their largest business in Dallas, Restland Memorial Park and Funeral Home, after which he had retired. Mark came out of retirement to join Carriage, which he said many times was the smartest thing he had ever done in his life. He immediately achieved high performance in our Corpus Christi business and sustained and grew that performance over many years, and like Ed paid for the original purchase price many times over the next thirteen years. Mark became one of our Best of The Best Standards Council Members in only a couple of years. Karen and I likewise went on many Being The Best Pinnacle of Service trips over the years with Mark and Barbara, and he and I also became Foxhole Buddy Partners with a deep mutual respect and love for each other.
Mark loved to spend time at his ranch, but also loved staying involved at his wonderful business in Corpus Christi even after retiring in early 2019 after he selected his protégé, Buddy Ewing, to be his successor. Mark’s health had begun to decline and resulted in several serious hospitalization episodes, so he began to spend full time at his ranch in the second half of 2020 to wait out the COVID-19 Pandemic. I got a call one evening in early January this year from Shawn Phillips, who told me he just talked to Mark but that Mark could barely talk and was having trouble breathing, and was waiting to be picked up by ambulance to be sent to Tyler, Texas for hospitalization in the Intensive Care Unit.
I called Mark’s cell phone and he answered weakly and said, “Mel, I have been thinking about you all day after reading your wonderful year-end message to all employees.” I said, “Mark, you need to start thinking only about fighting and beating this health crisis like others before because you and I aren’t finished with our life journey together. So please, know you are my Foxhole Buddy Partner for life and I love you,” to which he responded, “I love you too.” Mark passed away the next morning at 5:30 AM.
Our company and all those who knew Ed and Mark and loved them, especially Karen and I, will forever remember these two wonderful men and their contribution toward making Carriage the unique company it has become today. They were always even to the end the Right Who’s and They Really Mattered.
CARRIAGE SERVICES 2020 Annual Report Page 49

CARRIAGE 2020 PINNACLE OF SERVICE AWARD WINNERS – HIGH PERFORMANCE HEROES
I am delighted to announce that we had 41 businesses (34 funeral homes and 7 cemeteries) which earned Pinnacle Awards and Being The Best Standards Achievement Bonuses for the Managing Partners and employees of each business. This group of winners represented the Company’s High Performance Culture well as their businesses contributed $89.0 million in revenue (27.0% of Total of $329.4 million), $38.9 million in Field EBITDA (27.4% of Company Total of $141.9 million) and an EBITDA Margin of 43.6% (Total Company Field EBITDA Margin of 43.1%.
The 41 Pinnacle Award winners included 34 businesses (32 funeral homes and 2 cemeteries) which averaged 70% Standards Achievement over the 3 year period 2018-2020 (6 of these businesses also achieved 100% in 2020 under the updated / rebooted Performance Standards), and 7 businesses (2 funeral homes and 5 cemeteries) which had 100% Standards Achievement in 2020.
As an important part of High Performance Culture tradition and language, and because we have a passionate conviction that RECOGNITION is the highest form of motivation, listed below are Carriage’s Being The Best Pinnacle of Service Award winners for 2020:
2020 “Being The Best” Pinnacle Of Service Award Winners
Ken Summers P.L. Fry & Son Funeral Home Cyndi Hoots Schmidt Funeral Homes Courtney Charvet North Brevard Funeral Home Steve Mora Conejo Mountain Funeral Home Matthew Simpson Fry Memorial Chapel Alan Kerrick Dakan Funeral Chapel Brian Binion Steen Funeral Homes James Terry James J. Terry Funeral Homes Jason Cox Lane Funeral Home – South Crest Kristi Ah You Franklin & Downs Funeral Homes Lois Keller-Nelson Cypress-Fairbanks Funeral Home Mike Conner Conner-Westbury Funeral Home Ben Friberg Heritage Funeral Home & Crematory Jeff Hardwick Bryan & Hardwick Funeral Home Robert Maclary Kent-Forest Lawn Funeral Home Brent Harrison Crespo & Jirrels Funeral & Cremation Services Todd Muller Muller-Thompson Funeral Home & Cremation Service Andy Shemwell Neal-Tarpley-Parchman Funeral Home Robert Green Schooler-Armstrong Funeral Home & Chapel Scott Griffith Bergin/Lyons Funeral Homes Jeff Seaman Dwayne R. Spence Funeral Homes John Fitzpatrick Donohue-Cecere Funeral Homes Dorn Rademacher Relyea Funeral Home Michael Redgate Redgate Funeral Home Chris Duhaime Funk Funeral Home Ashley Vella Deegan Funeral Chapels
Adam Mills Glacier Memorial Gardens
Tim Hauck* Harvey-Englehardt/Fuller Metz Funeral Homes
*Qualified for 2 Businesses
“Being The Best” Pinnacle Of Service Award & 100% of Standards Award
Tim Hauck* Lee County Cremation Services James Bass* Emerald Coast/McLaughlin Mortuary
McLaughlin Twin Cities Funeral Home
Nicholas Welzenbach Los Gatos Memorial Park Jason Higginbotham Lakeland Funeral Home
Justin Luyben Evans-Brown Mortuaries & Crematory
*Qualified for 2 Businesses
“Being The Best” Pinnacle 100% of Standards Award
Buddy Ewing* Seaside Cemeteries Rose Hill Memorial Park JoAnna Di Sibio Oak View Memorial Park
Trent Nielsen Hennessey Valley Funeral Home & Crematory
John Appel Garden of Memories Cemetery Michael Relyea Conrad & Thompson Funeral Home
Michael Kelly Resthaven Memory Gardens
*Qualified for 2 Businesses
Page 50 CARRIAGE SERVICES 2020 Annual Report

ANNUAL OPERATING AND FINANCIAL TREND REPORT

This table uses Non-GAAP financial measures to present the financial performance of the Company. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported operating results or cash flow from operations or any other measure of performance as determined in accordance with GAAP. We believe the Non-GAAP results are useful to investors because such results help investors compare our results to previous periods and provide insights into underlying trends in our business. In addition, the Company's presentation of these measures may not be comparable to similarly titled measures in other companies' reports. The Non-GAAP financial measures include "Funeral Field, Cemetery Field, Financial and Other EBITDA", "Total Field EBITDA", "Total Field EBITDA Margin", "Divested/Planned Divested Revenue", "Divested/Planned Divested EBITDA", "Divested/Planned Divested EBITDA Margin", "Consolidated EBITDA", "Adjusted Consolidated EBITDA", "Adjusted Consolidated EBITDA Margin", "Adjusted Net Income", "Adjusted Basic Earnings Per Share", "Adjusted Diluted Earnings Per Share" and "Special Items". A full copy of our Annual Operating and Financial Trend Report and reconciliations of the Non-GAAP financial measures to GAAP measures are provided on our website, **www.carriageservices.com**.

(in thousands, except per share amounts)	2016	2017	2018	2019	2020	CAGR
Same Store Contracts						
Atneed Contracts	24,306	25,147	25,297	26,037	29,660	
Preneed Contracts	5,709	5,850	5,702	5,692	6,155	
Total Same Store Funeral Contracts	30,015	30,997	30,999	31,729	35,815	4.5%
Acquisition Contracts						
Atneed Contracts	468	1,510	2,674	4,046	8,291	
Preneed Contracts	36	195	355	513	818	
Total Acquisition Funeral Contracts	504	1,705	3,029	4,559	9,109	
Total Funeral Contracts	30,519	32,702	34,028	36,288	44,924	10.1%
Funeral Operating Revenue						
Same Store Revenue	$ 164,521	$ 169,873	$ 168,835	$ 168,884	$ 179,779	2.2%
Acquisition Revenue	2,964	11,171	21,229	27,547	46,897	
Total Funeral Operating Revenue	$ 167,485	$ 181,044	$ 190,064	$ 196,431	$ 226,676	7.9%
Cemetery Operating Revenue						
Same Store Revenue	$ 43,470	$ 42,932	$ 44,805	$ 49,218	$ 51,694	4.4%
Acquisition Revenue	-	-	-	295	17,583	
Total Cemetery Operating Revenue	$ 43,470	$ 42,932	$ 44,805	$ 49,513	$ 69,277	12.4%
Total Financial Revenue	$ 17,089	$ 15,903	$ 15,758	$ 15,839	$ 19,735	3.7%
Total Other Revenue	$ -	$ -	$ -	$ 748	$ 4,661	
Total Divested/Planned Divested Revenue	$ 20,156	$ 18,260	$ 17,365	$ 11,576	$ 9,099	-18.0%
Total Revenue	$ 248,200	$ 258,139	$ 267,992	$ 274,107	$ 329,448	7.3%
Field EBITDA						
Same Store Funeral Field EBITDA	$ 65,943	$ 67,781	$ 64,390	$ 65,109	$ 74,817	3.2%
Same Store Funeral Field EBITDA Margin	*40.1%*	*39.9%*	*38.1%*	*38.6%*	*41.6%*	
Acquisition Funeral Field EBITDA	1,052	3,384	7,394	10,579	18,617	
Acquisition Funeral Field EBITDA Margin	*35.5%*	*30.3%*	*36.3%*	*38.4%*	*39.7%*	
Total Funeral Field EBITDA	$ 66,995	$ 71,165	$ 71,784	$ 75,688	$ 93,434	8.7%
Total Funeral Field EBITDA Margin	*40.0%*	*39.3%*	*37.8%*	*38.5%*	*41.2%*	
Same Store Cemetery Field EBITDA	$ 14,988	$ 13,439	$ 13,872	$ 17,118	$ 19,469	6.8%
Same Store Cemetery Field EBITDA Margin	*34.5%*	*31.3%*	*31.0%*	*34.8%*	*37.7%*	
Acquired Cemetery Field EBITDA	-	-	-	73	7,128	
Acquired Cemetery Field EBITDA Margin	*0.0%*	*0.0%*	*0.0%*	*24.7%*	*40.5%*	
Total Cemetery Field EBITDA	$ 14,926	$ 13,439	$ 13,872	$ 17,191	$ 26,597	15.4%
Total Cemetery Field EBITDA Margin	*34.5%*	*31.3%*	*31.0%*	*34.7%*	*38.4%*	
Total Financial EBITDA	$ 15,952	$ 14,588	$ 14,209	$ 14,235	$ 18,404	3.6%
Total Financial EBITDA Margin	*93.3%*	*91.7%*	*90.2%*	*89.9%*	*93.3%*	
Total Other EBITDA	$ -	$ -	$ -	$ 298	$ 1,186	
Other EBITDA Margin	*0.0%*	*0.0%*	*0.0%*	*39.8%*	*25.4%*	
Total Divested/Planned Divested EBITDA	$ 6,478	$ 5,320	$ 4,448	$ 2,355	$ 2,321	-22.6%
Total Divested/Planned Divested EBITDA Margin	*32.1%*	*29.1%*	*25.6%*	*20.3%*	*25.5%*	
Total Field EBITDA	$ 104,413	$ 104,512	$ 104,313	$ 109,767	$ 141,942	8.0%
Total Field EBITDA Margin	*42.1%*	*40.5%*	*38.9%*	*40.0%*	*43.1%*	
Total Overhead	$ 35,898	$ 36,430	$ 36,993	$ 37,554	$ 40,514	3.1%
Overhead as a percentage of Revenue	*14.5%*	*14.1%*	*13.8%*	*13.7%*	*12.3%*	
Consolidated EBITDA	$ 68,515	$ 68,082	$ 67,320	$ 72,213	$ 101,428	10.3%
Consolidated EBITDA Margin	*27.6%*	*26.4%*	*25.1%*	*26.3%*	*30.8%*	
Other Expenses and Interest						
Depreciation & Amortization	$ 15,421	$ 15,979	$ 17,430	$ 17,771	$ 19,389	
Non-Cash Stock Compensation	2,890	3,162	6,583	2,153	3,370	
Interest Expense	11,738	12,948	21,109	25,522	32,515	
Accretion of Discount on Convert. Sub. Notes	3,870	4,329	2,192	241	216	
Net Loss on Early Extinguishment of Debt	567	-	502	-	6	
(Gain) Loss on Divestitures	29	(193)	517	3,883	6,749	
Impairment of Goodwill and Other Intangibles	145	-	846	963	14,693	
Other, Net	1,614	(925)	(125)	(736)	(152)	
Pretax Income	$ 32,241	$ 32,782	$ 18,266	$ 22,416	$ 24,642	-6.5%
Net Tax Expense (Benefit)	12,660	(4,411)	6,621	7,883	8,552	
GAAP Net Income	$ 19,581	$ 37,193	$ 11,645	$ 14,533	$ 16,090	-4.8%
Total Special Items, Net of tax	$ 8,757	$ (12,444)	$ 9,921	$ 7,999	$ 17,593	
Adjusted Net Income	$ 28,338	$ 24,749	$ 21,566	$ 22,532	$ 33,683	4.4%
Adjusted Net Profit Margin	*11.4%*	*9.6%*	*8.0%*	*8.2%*	*10.2%*	
Reconciliation of Consolidated EBITDA to Adjusted Consolidated EBITDA						
Consolidated EBITDA	$ 68,515	$ 68,082	$ 67,320	$ 72,213	$ 101,428	10.3%
Total Special Items	$ 5,176	$ 620	$ 2,872	$ 4,374	$ 2,822	
Adjusted Consolidated EBITDA	$ 73,691	$ 68,702	$ 70,192	$ 76,587	$ 104,250	9.1%
Adjusted Consolidated EBITDA Margin	*29.7%*	*26.6%*	*26.2%*	*27.9%*	*31.6%*	
GAAP Diluted EPS	$ 1.12	$ 2.09	$ 0.63	$ 0.80	$ 0.89	-5.6%
Adjusted Diluted EPS	$ 1.62	$ 1.39	$ 1.17	$ 1.25	$ 1.86	3.5%
Average Number of Diluted Shares Outstanding	17,460	17,715	18,374	18,005	18,077	0.9%
GAAP Basic EPS	$ 1.18	$ 2.25	$ 0.64	$ 0.81	$ 0.90	-6.5%
Adjusted Basic EPS	$ 1.71	$ 1.50	$ 1.19	$ 1.26	$ 1.88	2.4%
Average Number of Basic Shares Outstanding	16,515	16,438	17,971	17,877	17,872	2.0%

Carriage Services
2020 Form 10 – k

Corporate Information
Carriage Services is a leading provider of funeral and cemetery services and merchandise in the United States. As of December 31, 2020, Carriage operated 178 funeral homes in 26 states and 32 cemeteries in 12 states.
Board of Directors
Melvin C. Payne
Chief Executive Officer and
Chairman of the Board
Bryan D. Leibman
President and Chief Executive Officer, Frosch Travel
Barry K. Fingerhut
Chief Executive Officer,
Certification Partners, LLC
Douglas B. Meehan
Deputy Chief Investment Officer, van Biema Value Partners, LLC
Dr. Achille Messac
Former Dean of Engineering at Howard University and Mississippi State University
Donald D. Patteson, Jr.
Former Chief Executive Officer and Chairman of the Board, Sovereign Business Forms, Inc.
James R. Schenck
President and Chief Executive Officer, PenFed Credit Union
Advisor Board of to Directors the
Gregory R. Brudnicki
Mayor of Panama City, Florida
Independent Public Accountants
Grant Thornton LLP, Dallas, Texas
Form 10-K Availability
The Company’s Annual Report on Form 10-K for the year ended December 31, 2020 may be obtained by writing to: Investor Relations, Carriage Services, Inc., 3040 Post Oak Boulevard, Suite 300, Houston, Texas 77056; via the Company’s website: www.carriageservices.com; or via the SEC’s website: www.sec.gov.
Common Stock
Carriage Services, Inc.’s common stock is traded on the New York Stock Exchange under the symbol “CSV”.
Executive Leadership Team
Melvin C. Payne
Chief Executive Officer and
Chairman of the Board
C. Benjamin Brink
Senior Vice President, Chief Financial Officer
and Treasurer
Paul D. Elliott
Senior Vice President and Regional Partner
Christopher Manceaux
Senior Vice President and Regional Partner
Steven D. Metzger
Senior Vice President, General Counsel
and Secretary
Shawn R. Phillips
Senior Vice President, Regional Partner and Head of Strategic and Corporate Development
Carlos Quezada
Senior Vice President of Sales and Marketing
Peggy Schappaugh
Vice President of Operations and
Acquisitions Analysis
Transfer Agent & Registrar
American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, New York 11219
800.937.5449
www.amstock.com
Houston Support Office
Carriage Services, Inc.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
713.332.8400
www.carriageservices.com
Forward-looking Statements
Statements made in this Annual Report that are not historical facts are intended to be forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions that the Company believes are reasonable; however, many important factors, including factors not in our control, or as discussed under “Forward-Looking Statements” in the Company’s Form
10-K for the year ended December 31, 2020, could cause the Company’s results to differ materially from the forward-looking statements made herein and in any other documents or presentations made by or on behalf of the Company.

CARRIAGE SERVICES
CARRIAGE SERVICES, INC.
3040 Post Oak Boulevard, Suite 300
Houston, Texas 77056
713.332.8400
www.carriageservices.co